UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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2017 PROXY STATEMENT

CONSOL ENERGY
AMERICA'S ENERGY STARTS HERE.

CNX Center 1000 CONSOL Energy Drive Canonsburg, Pennsylvania 15317 Telephone (724) 485-4000 Annual Meeting of Shareholders – May 9, 2017

Dear Shareholder:

On behalf of the entire Board of Directors of CONSOL Energy Inc., I cordially invite you to attend CONSOL Energy’s 2017 Annual Meeting of Shareholders on May 9, 2017, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

We achieved a number of successes and executed and delivered on many of our strategic goals in 2016, while steadfastly maintaining our core values of safety, compliance and continuous improvement. As a result, CONSOL Energy’s share price increased more than 130% during 2016, making it one of the best performing stocks in the energy sector.

Our intense focus on efficient capital allocation and zero-based budgeting were key drivers to generating free cash flow and enhancing our net asset value (NAV) per share in 2016. Notably, in 2016, we generated $957 million in free cash flow* and we continued our transformation to an E&P company with the divestiture of our metallurgical coal business and our exit from central Appalachia surface mining. Moreover, we dissolved our Marcellus Shale joint venture with Noble Energy, giving CONSOL a 100% working interest in approximately 306,000 acres and enhancing the Marcellus-Utica Shale stacked pay opportunity set. We also completed additional dropdown sales to both CNX Coal Resources LP and CONE Midstream Partners LP, our MLP entities. Altogether, we completed 14 transactions in 2016 with a combined value of more than $1 billion. These NAV-enhancing transactions greatly strengthened our liquidity position and balance sheet. We resumed E&P drilling activity with two rigs as the commodity markets strengthened and rates of return improved, enabling us to continue to unlock the inherent value of our tier one assets. On the cost side, selling, general & administrative expense and E&P unit costs continued to decrease in 2016. All of these transactions and decisions moved us closer to our strategic goal of becoming a pure-play E&P company.

The accompanying proxy statement contains important information about the Annual Meeting, our nominees for election as directors, and executive compensation, among other important disclosures. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the internet or telephone.

If you plan to attend the Annual Meeting, please bring a valid government-issued photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from your broker or nominee confirming your ownership as of the record date.

Thank you for your investment in CONSOL, and I hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

Will Thorndike

Chairman of the Board

*A reconciliation of the free cash flow amount of the most directly comparable GAAP financial measure is provided in Appendix A to the accompanying proxy statement.

Notice of Annual Meeting of Shareholders

To be held on May 9, 2017

10:00 a.m. (EST)

Hyatt Regency Pittsburgh International Airport, Wright Room,
1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) will be held on May 9, 2017, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, for the following purposes:

1.	To elect eleven directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL;
2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as CONSOL’s independent auditor for the fiscal year ending December 31, 2017;
3.	To approve, on an advisory basis, the compensation paid to our named executives in 2016, as reported in this Proxy Statement;
4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and
5.	If properly presented, to consider and vote upon a shareholder proposal regarding the preparation of a report disclosing the Corporation’s political contributions.

By resolution of the Board of Directors, we have fixed the close of business on March 13, 2017 as the record date for determining the shareholders of CONSOL entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

April 3, 2017

Sincerely,

Stephanie L. Gill

Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on May 9, 2017: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and related materials are available free of charge at www.edocumentview.com/CNX or may be obtained by contacting the Investor Relations Department at the address and phone number above.

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PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Where, When and Who?

•	Time and Date:	Tuesday, May 9, 2017, at 10:00 a.m. Eastern Time
•	Place:	Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231
•	Record Date:	March 13, 2017
•	Voting:	Shareholders of CONSOL as of the record date are entitled to vote. Each share of CONSOL common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Proposals Requiring Your Vote

Your vote is very important to us and to our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
	Election of Directors The 11 Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.	FOR	24
	Ratification of Anticipated Selection of Ernst & Young LLP The Audit Committee approved the retention of Ernst & Young LLP as the Corporation’s independent auditor for fiscal year 2016. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s anticipated selection of the independent auditor.	FOR	68
	Advisory Approval of Named Executive Compensation The Corporation’s executive compensation programs are designed to create a direct linkage between shareholder interests and Management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.	FOR	69
	Advisory Approval of the Frequency of Future Advisory Votes on Executive Compensation In accordance with SEC rules, the Corporation is required to provide its shareholders with the opportunity to cast an advisory vote to determine the frequency of future advisory shareholder votes on compensation paid to our named executives.	FOR EVERY YEAR	70
	Shareholder Proposal Regarding the Preparation of a Report Disclosing the Corporation’s Political Contributions In the interests of the Corporation and its shareholders, CONSOL engages in the political process to advocate for our company and we also provide public disclosure of our political expenditures. For these reasons, among others, the Board recommends that shareholders vote AGAINST a shareholder proposal regarding further disclosure of CONSOL’s political contributions.	AGAINST	71

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Board Nominees

The following table provides summary information about each director nominee as of March 13, 2017. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Alvin R. Carpenter	75	2013	Former Vice Chairman of CSX Corporation; and Former Director of Regency Centers Corporation	Yes	• CC† • FC • HSE
J. Palmer Clarkson	60	*	President and Chief Executive Officer of Bridgestone HosePower, LLC	Yes	*
William E. Davis	74	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	Yes	• AC • NCG† • HSE
Nicholas J. DeIuliis	48	2014	CONSOL President and Chief Executive Officer	—	—
Maureen E. Lally-Green	67	2013	Interim Dean of Duquesne University Law School; Former Judge on the Superior Court of Pennsylvania	Yes	• NCG • HSE
Bernard Lanigan, Jr.	69	2016	Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	Yes	• AC • FC • HSE
John T. Mills	69	2006	Former Chief Financial Officer of Marathon Oil Corporation	Yes	• AC† • CC • HSE
Joseph P. Platt	69	2016	General Partner of Thorn Partners, LP	Yes	• CC • FC • HSE
William P. Powell	61	2004	Managing Partner of 535 Partners LLC	Yes	• FC† • NCG • HSE
Edwin S. Roberson	72	2016	Former Chief Executive Officer of Christ Community Health Services	Yes	• AC • NCG • HSE
William N. Thorndike, Jr., Chairman	53	2014	Managing Director of Housatonic Partners	Yes	• CC • FC • HSE
*	Mr. Clarkson is a new nominee to the Board by the Board at this Annual Meeting. After the Annual Meeting, CONSOL’s Board will evaluate Committee memberships.
AC	Audit Committee;
CC	Compensation Committee;
HSE	Health, Safety and Environmental Committee;
FC	Finance Committee;
NCG	Nominating and Corporate Governance Committee;
†	Committee Chair

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Who We Are and What We Stand For

One of the cornerstones of our legacy has been the ability to adapt, innovate, and reinvent over many decades. The capacity to navigate through constantly changing external conditions has led CONSOL to more than 150 years of successful operation.

Business/Strategic Highlights

•	Continued Commitment to Our Core Values. As we continued the transformation of CONSOL throughout 2016, we remained steadfast in maintaining our core values of safety, compliance, and continuous improvement. E&P division employees operated At Zero (no safety exceptions) during 2016. In addition, our Coal operations incident rate was 42% better than the national average in regards to underground operations in the U.S. The number of Mine Safety and Health Administration (MSHA) elevated negligence violations also decreased 58% during 2016. We continue to be driven to achieve best-in-class safety and compliance results, because safety is of paramount importance to CONSOL Energy, and we understand that these results also will drive our net asset value (NAV) per share by reducing our risk profile while increasing efficiencies.

CONSOL’S CORE VALUES

•	Focused on Efficient Capital Allocation. We remain focused on driving long-term NAV per share appreciation by unlocking the inherent value of our best-in-class assets. We achieved this by prudently allocating capital. We continue to focus on improving our capital efficiency and reducing our finding and development costs. Through the use of data-driven modeling and simulations, we already have achieved some of the lowest finding and development costs in the industry over the last five years. In 2016, selling, general & administrative expense and E&P unit costs continued to decrease, as compared to 2015.

These examples help illustrate the change in mindset from years past, and we expect to continue applying these concepts moving forward as we focus our capital allocation on our core business.

•	Successful Transition to an E&P Company. Our transformational journey to an E&P company continued during 2016 with the divestiture of our metallurgical coal business, the Buchanan Mine, as well as our exit from the Central Appalachian surface mining segment. Over the past five years, we have had a strong track record of successful divestitures, with 20 NAV-enhancing transactions since 2012 with a combined value of over $5 billion (and over $1 billion in 2016). Also, we completed additional ownership contributions to both CNX Coal Resources LP and CONE Midstream Partners LP, our MLP entities. Finally, most recently, we dissolved the Marcellus joint venture, giving CONSOL a 100% working interest in approximately 306,000 acres and enhancing the Marcellus-Utica Shale stacked pay opportunity set.

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Along with the divestitures and contributions mentioned above, by utilizing zero-based budgeting, we have been able to generate approximately $957 million in free cash flow* during 2016, which greatly strengthened our liquidity position and balance sheet.

*	A reconciliation of the free cash flow amount of the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

“Our strong liquidity position and balance sheet allow us to continue to focus on opportunistically allocating capital to prudently develop our tier one assets, while simultaneously providing us with the flexibility and optionality to divest assets in order to pull value forward.”

- Nicholas DeIuliis, President and Chief Executive Officer

Compensation Highlights

•	Adopted Executive Incentive Plans that Align Management with Shareholders in Both Weak and Strong Markets. As a result of the recent strengthening of our compensation programs, an overwhelming majority – over 97% – of the shares voted at our 2016 Annual Meeting of Shareholders approved our 2015 executive compensation program. Consistent with our prior approach, we further fine-tuned our compensation programs during 2016. Executive compensation program goals directly align with corporate and shareholder interests to attain stock price performance, natural gas and coal production, expense reduction, and safety and environmental goals, while preserving and increasing cash flow, as evidenced by the following:

	–	Approved a simplified 2016 STIC Focused on Generating Free Cash Flow. In 2016, our Short Term Incentive Compensation Program (“STIC”) for the performance period ending December 31, 2016 was based entirely on CONSOL’s generation of free cash flow, with modifiers relating to safety, environmental goals and stock price that could impact awards as much as +/- 30%. As such, the 2016 STIC was based entirely on objective performance metrics, without any subjective weighting or adjustments by the Compensation Committee. CONSOL successfully executed a strategy to generate free cash flow in 2016, with this goal achieved at more than outstanding performance.

	–	Approved a 2016 LTIC Program Focused on Stock Price Appreciation. Under our 2016 Long-Term Incentive Compensation Program (“LTIC”), named executives received 100% of their long-term incentive compensation in the form of performance share unit (“PSU”) and option awards, with the majority (55%) of the awards made in the form of PSUs that vest over a five-year period based on the achievement of absolute and relative stock price goals. The performance goals applicable to the 2016 tranche of the PSU awards were achieved at more than a maximum performance level.

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–	Further Aligned New Programs with Shareholder Interests. In light of the challenging economic environment that CONSOL and all E&P companies are facing, Mr. DeIuliis declined an increase to his cash compensation (salary and target STIC award) for 2016. Additionally, the STIC and PSU programs for 2016 were redesigned to specifically address (i) free cash flow and (ii) CONSOL’s absolute and relative stock price performance, respectively.

CONSOL PERCENTILE RANKINGS FOR 2016 AMONG 2017 PEER GROUP

Average Target Total Direct Compensation for Named Executives	Total Shareholder Return	Revenue	Market Capitalization
45th percentile(1)	90th percentile	65th percentile(2)	20th percentile(3)
(1)	Average total direct compensation includes base salary, annual incentive payment and target value of long-term incentives measured as of the January 29, 2016 grant date of the following named executives: Messrs. DeIuliis, Khani, Johnson, Brock and Dugan.
(2)	Based on CONSOL’s revenues of $1.9 billion in 2016.
(3)	Based on CONSOL’s market capitalization of $4.2 billion (as of December 31, 2016).

•	Designed CEO Compensation with 90% Being At-Risk and Aligned with Shareholder Interests. In January 2016, the Board established our CEO’s target total direct compensation to be 90% at-risk, consisting of target STIC (approximately 13%) and target LTIC (approximately 77%) (based on compensation values approved by the Compensation Committee in January 2016). By making a significant portion of Mr. DeIuliis’ compensation at-risk, his interests are tightly aligned with those of our shareholders. In short, the CEO benefits only if value is delivered to CONSOL’s shareholders.

•	Paid CEO Significantly Below 2014-2016 TSR Ranking Among Peers. When examining our CEO’s total direct compensation (salary, STIC and LTIC) relative to our 2017 peer group over the past three years (2014 – 2016), Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 29th percentile, while relative total shareholder return (“TSR”) performance over the same period was approximately at the 49th percentile.

*	Compensation is measured using 2014 - 2016 CONSOL pay and 2013 - 2015 peer pay. Compensation is defined as (i) total direct compensation (base salary, bonus, and the aggregate grant date fair value of the LTIC (for 2016, measured as of January 29, 2016 grant date for CONSOL, which values are set forth in footnote 1 of the Summary Compensation Table on page 47)) and (ii) all other compensation. For purposes of this chart, Rice Energy was excluded from the peer group due to the lack of three full years of quality compensation data.

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•	CEO W-2 Pay Significantly Below Summary Compensation Table Reported Pay. The below chart demonstrates that Mr. DeIuliis’ W-2 pay for 2014 through 2016 was significantly less than the amounts reported in the “SEC Total” and “Adjusted SEC Total” columns of the Summary Compensation Table. With respect to 2016, the discrepancy between W-2 pay is particularly significant and emphasizes the lack of connection between compensation reported in the Summary Compensation Table (“SCT”) as required by SEC and accounting rules and the pay actually received by Mr. DeIuliis for tax purposes in any given year.

(1)	SCT information includes the following information for each respective year: salary, short term incentive compensation, long term incentive compensation (which for 2016, includes the adjusted equity valuations set forth in footnote 1 to the SCT on page 47.), change in pension values, and all other compensation.
(2)	The W-2 information with respect to CONSOL only includes the following for each respective year: base salary paid in that year, short term incentive compensation paid in that year, long term incentive compensation that vested in that year and taxable perquisites received in that year.

•	Meaningful Stock Retention Requirements for Named Executives. Consistent with past practice and for equity awards granted in 2016, executive officers must keep half of any shares vested (net of taxes) until the earlier of (i) the participant’s retirement at age 62 or (ii) 10 years from the Board determined grant date.

•	Prohibited Tax Gross-Ups for Named Executives. CONSOL maintained its policy prohibiting tax gross-ups for our named executives (except those provided for in the change in control agreements for Messrs. DeIuliis and Johnson, which were entered into prior to April 2009).

•	Maintained Executive Compensation Clawback Policy. CONSOL continues to maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

•	No Accelerated Stock Vesting Upon Normal or Early Retirement. CONSOL’s current award agreements do not allow accelerated vesting of equity awards when an employee leaves as a result of retirement.

•	No Employment Agreements with Named Executives. CONSOL no longer has any employment agreements with its named executives.

•	No Hedging or Pledging Policy Regarding CONSOL Stock. CONSOL continues to maintain “no hedging” and “no pledging” policies that generally prohibit employees from engaging in hedging or pledging transactions with our stock.

Corporate Governance and Compliance Highlights

•

Nominated all Independent Directors for the 2017-2018 Board Year (except the CEO), Including One New Independent Director Nominee. Each nominee for election at the upcoming Annual Meeting qualifies as an independent director in accordance with the standards of the New York Stock Exchange. CONSOL identified and nominated J. Palmer Clarkson as an independent nominee to the Board. Mr. Clarkson was identified as a nominee following outreach by CONSOL to its largest shareholders, and determined to be qualified based on his considerable financial and strategic experience. Since 2012, we have added eight new directors. We continue to balance the Board by introducing Board members with new perspectives, including our newest nominee, Mr. Clarkson, while balancing this with the more seasoned perspectives of our longer tenured directors. See the diagram to the right.

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•	Maintained Separate Chairman and CEO Roles. When Mr. DeIuliis assumed the CEO position and Mr. Harvey continued as Chairman of the Board in 2014, CONSOL separated the Chairman and CEO roles. Mr. Thorndike was appointed as independent Chairman of the Board when Mr. Harvey stepped down as Chairman at the conclusion of the 2016 Annual Meeting. This separation of roles will continue for the 2017-2018 Board year.

•	No Poison Pill. CONSOL does not maintain a poison pill.

•	Maintained Annual Full Board Elections, with a Majority Vote Standard and Resignation Policy. Since CONSOL’s stock has been publicly traded, all Director elections are held on an annual basis in order to provide our shareholders with regular input on the composition of our Board, and ultimately, of management. Directors must be elected by a majority of votes cast, and a Director must offer to resign from the Board if he or she is not re-elected at an annual meeting of shareholders.

•	Expanded Gender Diversity on the Management Team. CONSOL believes strongly in diversity throughout our organization and has promoted women to several of the leadership positions at CONSOL, including the Senior Vice President of Diversified Business Units and Environmental Affairs, the Vice President and General Counsel, the Vice President of Development, and the Vice President of Material and Supply Chain Management.

•	Implemented a Formal Corporate Compliance Program. We believe that the establishment and implementation of a formal Compliance Program is a necessary step to ensure best practices with respect to compliance measures and to promote the highest level of compliance efforts throughout the organization. Although many of the matters referenced in the Compliance Program are already part of our normal course of business operations, we believe it is best practice to consolidate these matters into one document. Further, in 2016, we also updated our gift policy under our compliance program that imposes a strict standard on the acceptance and receipt of gifts by our employees, directors, and their immediate family members.

•	Achieved Coveted Certification by Center for Sustainable Shale Development (CSSD). CONSOL achieved certification of its operational practices by the CSSD. The certification, independently validated by Bureau Veritas, confirms CONSOL’s compliance with all 15 CSSD performance standards related to environmental stewardship of air and water. These performance standards have been designed to exceed the regulatory minimums established by state/federal regulatory bodies.

•	Provided Transparency Through Proactive Shareholder Outreach. We have issued annual Corporate Responsibility Reports every year since 2012, and our Sixth Corporate Responsibility Report will be published in Spring 2017. Additionally, on December 13, 2016, we held our Analyst and Investor Day in furtherance of our commitment to transparency with our stakeholders.

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INFORMATION ABOUT THE ANNUAL MEETING

The enclosed proxy is being solicited by the Board to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2017, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy Inc. (“CONSOL” or the “Corporation”) of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as directors of CONSOL (Proposal 1);

•	in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2017 (Proposal 2);

•	in favor of, on an advisory basis, the compensation paid to our named executives in 2016 (Proposal 3);

•	in favor of, on an advisory basis, every one year as the frequency of future advisory votes on executive compensation (Proposal 4);

•	if properly presented, against the shareholder proposal regarding political contributions (Proposal 5); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 13, 2017 (the “Record Date”). All holders of record of CONSOL common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Corporation had 230,019,469 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation as of the Record Date entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•	Director Elections: Assuming a quorum, the election of directors at the Annual Meeting will be by ballot and a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our Amended and Restated Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

•	Independent Auditor, Executive Compensation Vote, and Shareholder Proposal: Assuming a quorum, the vote to ratify the anticipated selection of Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2017, the advisory vote to approve the compensation paid to our named executives in 2016 as reported in this Proxy Statement, and the shareholder proposal regarding political contributions each will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

•	Frequency of Future Executive Compensation Votes: The advisory vote to consider the frequency of future advisory votes on compensation paid to our named executives will be determined whereby the frequency (one, two or three years) receiving a plurality of votes cast at the Annual Meeting will be deemed the action of the shareholders.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 3, 4, and 5, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal Nos. 1 and 4, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

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Director Resignation Policy

Our Amended and Restated Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to CONSOL at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL. Georgeson LLC has been retained by CONSOL to aid in the solicitation of proxies at an estimated cost of $8,500, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CONSOL will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidentially by CONSOL. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Shareholders who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the Record Date must be provided during check-in at the registration desk at the Annual Meeting. If you require directions to the Annual Meeting, please contact CONSOL’s Investor Relations Office at (724) 485-4000.

CONSOL will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”) as filed with the SEC. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

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BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and its Committees

Board of Directors

The business and affairs of CONSOL are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our Annual Meetings of Shareholders; however, all directors are encouraged to attend. All of the currently serving members of our Board attended the 2016 Annual Meeting.

Board Leadership Structure

Mr. Thorndike currently serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and Chief Executive Officer, provide the Board and the Corporation with the skills, leadership and direction that CONSOL needs as it continues to execute on its strategic business plan. Mr. Thorndike assumed the position of Chairman at the conclusion of the Annual Meeting held on May 11, 2016.

The combined depth of experiences of Messrs. Thorndike and DeIuliis at the helms of our Board and the Corporation, respectively, promote decisive, thoughtful and well-reasoned leadership during a time when CONSOL has continued the separation of its coal and E&P business, including the recent dissolution of the Marcellus Shale joint venture with Noble Energy, Inc. in October 2016, and the disposition of additional interest in pipeline and compression systems to CONE Midstream Partners LP for $70 million in cash and 2.6 million limited partnership units in November 2016.

By selecting an independent director as the next Chairman of the Board at the conclusion of the 2016 Annual Meeting, our Board’s leadership structure, consistent with the significant changes occurring at the Corporation, has moved the Board into its next phase and continues to ensure clear accountability and enhance the Corporation’s ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

Our Board is composed of more than a majority of independent directors and after the Annual Meeting, assuming all of the nominees are elected, all of the Board members (except the Chief Executive Officer) will be independent. In addition, as indicated below, all of our Board Committees, including our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, described below in “Committees of the Board of Directors,” are composed entirely of independent directors, including the chairperson of each respective committee. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our independent Chairman of the Board (following the conclusion of the Annual Meeting), benefits the Corporation and our shareholders.

Periodic Board Refreshment

The Board seeks to maintain an effective, well-rounded and financially literate Board.

BOARD PROCESS FOR IDENTIFICATION AND REVIEW OF DIRECTOR CANDIDATES TO JOIN OUR BOARD

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Board’s Role in Risk Management

THE BOARD

•	Assesses major risks facing the Corporation and reviews options for risk mitigation with the assistance of the various committees

•	Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting

Audit Committee

•	Assists the Board in its general oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud

•	Reviews and assesses the Corporation’s major financial, legal, regulatory and similar risk exposures and the steps that management has taken to monitor and control such exposures

•	Reviews and assesses the quality and integrity of our public reporting, as well as compliance with legal and regulatory requirements

•	Reviews the performance and independence of our independent auditors, the performance of our internal audit department, the effectiveness of disclosure controls and procedures, and the adequacy and effectiveness of our risk management policies and related practices

Finance and Investment Committee

•	Monitors and evaluates risks affecting the Corporation consistent with its charter, specifically through its review of our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts

Health, Safety And Environmental Committee

•	Addresses various risks associated with health, safety, the environment and security (including cybersecurity)

•	Reviews material compliance issues with health, safety and environmental laws; material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters; and management’s response to the foregoing

Nominating and Corporate Governance Committee

•	Addresses governance associated with our management structure by reviewing, among other matters, how the Committees of the Board function and how the Board works with management on an annual basis

•	Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of the Corporation’s business

Compensation Committee

•	Reviews and comments on our succession planning

•	Assesses whether our compensation policies and practices may incentivize excessive risk-taking

MANAGEMENT

•	Responsible for the management and assessment of risk at the Corporation and its subsidiaries

•	Identifies, communicates and discusses the risks affecting the Corporation, its subsidiaries and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk)

•	In 2016, performed a comprehensive risk analysis of the material risks that could affect the Corporation and communicated those results to the full Board

Committees of the Board of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Investment, and Health, Safety and Environmental. Actions taken by our committees are reported to the full Board. In January 2017, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements. See “Determination of Director Independence” on page 31 for additional information regarding the Board’s independence determinations with respect to its members.

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Audit Committee

FOUR INDEPENDENT DIRECTOR MEMBERS
Committee Responsibilities

•	assist our Board in its oversight of the integrity of our financial statements, the Corporation’s compliance with its legal and regulatory requirements, and our risk management policies and practices;

•	interact with and evaluate the performance of our independent registered public accounting firm;

•	provide general oversight over the accounting principles employed in our financial reporting and the effectiveness of CONSOL’s internal controls over financial reporting and the performance of our internal audit function; and

•	prepare the Audit Committee Report.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualify as an “audit committee financial expert.” A copy of the audit committee’s report for the 2016 fiscal year is included in this Proxy Statement.

Compensation Committee

FIVE INDEPENDENT DIRECTOR MEMBERS

Committee Responsibilities

•	establish and review the Corporation’s compensation philosophies, policies, plans and programs, consistent with the Corporation’s objectives and shareholder interests, for our directors, executive officers and certain other employees;

•	review the performance of our executive officers and award incentive compensation;

•	review and monitor our management development and succession plans and activities;

•	engage and oversee the outside compensation consultant; and

•	prepare the Compensation Committee Report.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Executive Annual Incentive Plan and Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under the Plan to our officers. In accordance with applicable law, in January 2016, the Compensation Committee authorized our Chief Executive Officer to grant up to 3,500,000 shares of our common stock (in the form of equity incentive awards) and annual cash incentive awards to our non-executive employees in compliance with the terms and conditions of such delegation, the plans and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

In October 2013, the Compensation Committee retained Willis Towers Watson to assist it with its evaluation of our compensation programs for executive officers and directors. The scope of the consultant’s work for the Compensation Committee included, among other matters:

•	the development and review of a relevant peer group of companies;

•	the benchmarking of components of our compensation programs with those of our peer group;

•	assisting our Compensation Committee with the development of performance goals underlying the short- and long-term incentive programs; and

•	assessing the overall competitiveness of our executive compensation program.

Before retaining Willis Towers Watson, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After review, the Committee determined that no conflict of interest arose out of the retention of the Willis Towers Watson consulting team. Willis Towers Watson did not provide any services to the Corporation in 2016, other than to the Compensation Committee.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 32.

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Nominating and Corporate Governance Committee

FOUR INDEPENDENT DIRECTOR MEMBERS

Committee Responsibilities

•	identify qualified individuals for nomination, election or appointment to the Board;

•	ensure appropriate Board composition, and recommend appropriate Board structure and operations;

•	oversee and assess the Corporation’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;

•	oversee annual evaluation of the Board, committees, and management, including the CEO; and

•	recommend each director nominee to our Board for nomination for election at the Annual Meeting, taking into account nomination candidates whose names are submitted by shareholders.

In 2016, Messrs. Lanigan, Platt and Roberson were recommended for election to our Board by certain shareholders, and in 2017, Mr. Clarkson was recommended for election to our Board by a shareholder. After the Board and management conducted interviews with them, considered their qualifications to serve on the Board, and completed thorough conflicts and background checks, the Nominating and Corporate Governance Committee recommended their nomination for election to the Board at the 2016 Annual Meeting, in the case of Messrs. Lanigan, Platt and Roberson, and for election at the 2017 Annual Meeting, in the case of Mr. Clarkson.

Shareholders wishing to submit names of candidates for election as directors should submit the names of candidates to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 74 for more information on making director nominations. In assessing the Board’s membership needs, the Nominating and Corporate Governance Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Nominees and directors must have or have had experience in positions with a high degree of responsibility and leadership experience in companies or institutions with which they are or have been affiliated. Nominees and directors are selected based upon contributions that they can make to CONSOL. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the competencies described above;

•	at appropriate times, actively seek individuals qualified to become new members of the Board; and

•	evaluate and recommend to our Board the slate of director nominees to be elected by the shareholders at CONSOL’s next Annual Meeting of Shareholders.

CONSOL does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the Nominating and Corporate Governance Committee, and ultimately the Board, seeks director nominees with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Corporation’s governance and strategic needs.

Finance and Investment Committee

FIVE INDEPENDENT DIRECTOR MEMBERS
Committee Responsibilities

•	review and evaluate the Corporation’s asset mix, potential M&A activity, capital structure, financial position, financing activities, compliance with debt covenants, dividend policies, and material investments and contracts; and

•	advise and counsel the Board and management.

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Health, Safety and Environmental Committee

TEN INDEPENDENT DIRECTOR MEMBERS

Committee Responsibilities

•	provide risk oversight of the Corporation’s policies and procedures with respect to health, safety, the environment and security (including cybersecurity);

•	review the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and environmental protection;

•	review material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;

•	review any significant health, safety and environmental public policy and legislative, political and social issues and trends; and

•	includes the input and participation of all ten independent directors, in light of the significance of the Corporation’s core values of safety and compliance.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Amended and Restated Bylaws;

•	CONSOL Corporate Governance Guidelines;

•	CONSOL Code of Director Business Conduct and Ethics;

•	CONSOL Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL, including executive employees;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees;

•	Internal Audit Charter;

•	Related Party Policy and Procedures; and

•	Corporate Responsibility Report.

We also will provide a printed copy of any of these documents free of charge upon request to shareholders who contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes.

Membership and Meetings of the Board of Directors and its Committees

In 2016, each of the incumbent directors attended no fewer than 95% of the aggregate of:

•	the total number of meetings held by our Board (during the period for which he or she was a director); and

•	the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served).

Committee membership as of April 3, 2017 and the number of meetings held during 2016 are shown in the following table:

	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
Alvin R. Carpenter	Member		—	Chair	—	Member	Member
William E. Davis	Member		Member	—	Chair	—	Member
Nicholas J. DeIuliis	Member		—	—	—	—	—
Maureen E. Lally-Green	Member		—	—	Member	—	Member
Gregory A. Lanham	Member		—	Member	—	—	Chair
Bernard Lanigan, Jr.	Member		Member	—	—	Member	Member
John T. Mills	Member		Chair	Member	—	—	Member
Joseph P. Platt	Member		—	Member	—	Member	Member
William P. Powell	Member		—	—	Member	Chair	Member
Edwin S. Roberson	Member		Member	—	Member	—	Member
William N. Thorndike, Jr.	Chair		—	Member	—	Member	Member
No. of 2016 Meetings	7	(1)	10	4	5	7	4
(1)	Of the seven Board meetings, four were “Regularly Scheduled Meetings” and three were “Special Meetings.”

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During 2016, the non-management directors held 4 executive sessions of the Board. Mr. Baxter, our former Lead Independent Director, presided over the executive sessions held prior to the May 11, 2016 Annual Meeting. The presiding director for the executive sessions after the May 11, 2016 Annual Meeting was Mr. Thorndike, our Chairman and an independent director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman of the Board or the independent directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman of the Board or the independent directors, as intended. Information concerning how to communicate with the Board is also included on CONSOL’s website at www.consolenergy.com.

Director Compensation Table – 2016

The following table sets forth the compensation of our directors for the 2016 fiscal year:

	Fees Earned or		Stock	Option	All Other
Name(1)	Paid in Cash		Awards(2)	Awards(3)	Compensation(4)	Total
Philip W. Baxter(5)	$52,500		$—	$—	$—	$52,500
Alvin R. Carpenter	$140,000	(6)	$—	$150,000	$—	$290,000
William E. Davis	$137,500	(7)	$—	$150,000	$—	$287,500
David C. Hardesty, Jr.(5)	$40,000		$—	$—	$—	$40,000
J. Brett Harvey(5)	$291,667		$—	$—	$—	$291,667
Maureen E. Lally-Green	$123,333	(8)	$—	$150,000	$—	$273,333
Gregory A. Lanham	$126,667	(9)	$—	$150,000	$—	$276,667
Bernard Lanigan, Jr.	$85,000	(10)	$—	$150,000	$—	$235,000
John T. Mills	$150,000		$—	$150,000	$—	$300,000
Joseph P. Platt	$80,000		$—	$150,000	$—	$230,000
William P. Powell	$130,000		$—	$150,000	$—	$280,000
Edwin S. Roberson	$85,000	(11)	$—	$150,000	$—	$235,000
William N. Thorndike, Jr.	$173,333	(12)	$—	$300,000	$—	$473,333
(1)	Mr. DeIuliis is a member of the Board of Directors of CONSOL. During 2016, Mr. DeIuliis served as the Chief Executive Officer of CONSOL, and as a result his compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. In 2016, he did not receive any additional compensation in connection with his service on our Board.
(2)	No awards relating to this column were granted to directors in 2016. As of December 31, 2016, the following directors had restricted stock units (“RSUs”) that were previously granted as annual equity awards that were deferred pursuant to the terms of our Non-Employee Directors Deferred Fee Plan: (i) Mr. Powell had 28,680 deferred RSUs; (ii) Mr. Mills had 25,479 deferred RSUs; (iii) Mr. Davis had 24,196 deferred RSUs; (iv) Ms. Lally-Green had 11,341 deferred RSUs; (v) Mr. Lanham had 4,559 deferred RSUs; and (vi) Mr. Thorndike had 6,955 deferred RSUs. In addition, Mr. Lanham had 5,486 deferred stock units, Mr. Thorndike had 5,466 deferred stock units and Mr. Roberson had 2,931 deferred stock units.
(3)	As of December 31, 2016, the number of shares underlying option awards held by our non-employee directors was: (i) 41,727 for Mr. Carpenter; (ii) 32,734 for Mr. Davis; (iii) 25,900 for Ms. Lally-Green; (iv) 21,583 for Messrs. Lanham, Mills, Platt, Powell and Roberson; (v) 39,929 for Mr. Lanigan; and (vi) 71,943 for Mr. Thorndike. For these 2016 Options, the grant date fair value is computed based upon a Black-Scholes Model. The fair value of the Options was determined using various assumptions including: expected volatility (61.46%), dividend yield (0%), and the risk-free rate (0.98%). The grant date fair value of the options was $6.95. A discussion of the additional assumptions made in the valuation of the Option awards is provided in Note 17 of the 2016 Annual Report.
(4)	The non-employee directors are permitted to use a de minimis number of tickets purchased by CONSOL to attend sporting or other events when such tickets are not otherwise being used for business purposes.
(5)	Messrs. Baxter, Hardesty and Harvey retired from the Board at the 2016 Annual Meeting.
(6)	Mr. Carpenter elected to defer 100% of his cash retainer and 100% of his Board fees for the 2016-2017 Board year into options.
(7)	Mr. Davis elected to defer 50% of his cash retainer and 100% of his Board fees for the 2016-2017 Board year into options.
(8)	Ms. Lally-Green elected to defer 25% of her cash retainer for the 2016-2017 Board year into options.
(9)	Mr. Lanham elected to defer 100% of his cash retainer for the 2015-2016 Board year into deferred stock units.
(10)	Mr. Lanigan elected to defer 100% of his cash retainer and 100% of his Board fees for the 2016-2017 Board year into options.
(11)	Mr. Roberson elected to defer 35% of his cash retainer and Board Fees into deferred stock units and 15% into deferred cash for the 2016-2017 Board year.
(12)	Mr. Thorndike elected to defer 100% of his cash retainer for the 2015-2016 Board year into deferred stock units and 100% of the cash retainer for the 2016-2017 Board year into options.

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Understanding Our Director Compensation Table

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, directors may elect to receive deferred stock units, which carry dividend equivalent rights. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CONSOL Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation (January 1, 2016 - December 31, 2016)
Chairman Retainer	$200,000
Board Retainer	$120,000
Committee Chair Retainer (excluding Audit Committee and Compensation Committee Chair Retainer)	$10,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Annual Equity Award (Stock Options)	$150,000
Chairman Equity Award (Stock Options)	$300,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee by its compensation consultants in December 2013, and for the Chairman, in connection with his appointment as Chairman after the Annual Meeting held on May 11, 2016.

CONSOL Non-Employee Director Stock Options

The non-employee directors received their Annual Equity Award in the form of nonqualified stock options in 2016. In addition, subject to the provisions of the nonqualified stock option agreement and the Plan, the options generally vest on the one-year anniversary of the Board determined grant date and expire on the tenth anniversary of such grant date.

The non-employee director nonqualified stock option agreements provide that in the event of death or disability or upon the completion of a “change in control” (as defined in the Plan), any non-vested portion of the award will immediately vest and become exercisable, and remain exercisable until the normal expiration of the stock option. If a director separates from service for any other reason, other than for “cause” (as defined in the Plan), any non-vested portion of the award will be forfeited and canceled as of such date, with any vested portion remaining exercisable until the normal expiration of the option. If a director terminates from service for cause, all outstanding option awards will immediately be forfeited and canceled as of such date.

CONSOL Non-Employee Director RSUs

From 2007 through 2015, non-employee directors received their Annual Equity Award in the form of RSUs. Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest in full one year from the grant date. A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying a RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a change in control, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for cause or he or she ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in

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control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a stock option or RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to the Corporation upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 64 for definitions under our Plan.

CONSOL Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or any portion of their annual cash Board retainer and director meeting fees. Participation in the plan is at the election of the particular director. Upon the Corporation’s receipt of a deferral agreement from a director, an account is established by the Corporation on behalf of such director and is credited with all fees selected by the participating director. Prior to February 21, 2006, the account of each participant in the Directors Deferred Fee Plan was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Directors Deferred Fee Plan, which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had instead been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account will earn interest as provided in the plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to any benefits to be received by them under the plan. At this time, there are no participants in the Directors Deferred Fee Plan.

CONSOL Non-Employee Director Deferred Stock Units

Under the terms of our Plan, non-employee directors may elect to receive deferred stock units in lieu of all or any portion of their retainer fees otherwise payable to such director in cash, or to defer receipt of shares to be paid to them in the form of deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If a director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested deferred stock units granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for “cause” or ceases to provide services for any reason other than death, disability (as defined in the Plan) or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for “cause” (as defined in our Plan) or a breach of the proprietary information covenant contained in the deferred stock unit agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 64 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). At this time, Messrs. Lanham, Roberson and Thorndike are the only non-employee directors who have elected to receive deferred stock units in lieu of their retainer fees.

CONSOL Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CONSOL. The stock ownership guidelines provide, among other things, that our directors hold CONSOL common stock (not including shares issuable upon the exercise of options) with a value equal to five times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of December 31, 2016, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period from their start date on the Board.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive and all directors and executive officers of the Corporation as a group, as of March 13, 2017.

The table also presents the ownership of common units of CNX Coal Resources LP (“CNXC”) held by each director and each nominee for director, each named executive and all directors and executive officers of the Corporation as a group, as of March 13, 2017.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 13, 2017 (i.e., May 12, 2017) and the shares underlying deferred stock units and the shares underlying RSUs that will be settled on or before May 12, 2017. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Southeastern Asset Management, Inc.(2) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	49,973,415	21.7%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	15,436,305	6.7%
Greenlight Capital, Inc.(4) 140 East 45th Street, 24th Floor New York, NY 10017	15,403,173	6.7%
Franklin Mutual Advisors, LLC(5) 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	13,529,788	5.9%
The Vanguard Group, Inc.(6) 100 Vanguard Boulevard Malvern, PA 19355	13,104,843	5.7%

	CONSOL Energy Inc. Shares Beneficial Owned	Percent of Class	CNX Coal Resources LP Common Units Beneficial Owned	Percent of Class
Nicholas J. DeIuliis(7)(8)	1,047,412	*	7,500	*
James A. Brock(7)	99,965	*	19,220	*
Stephen W. Johnson(7)	321,545	*	3,800	*
William E. Davis(7)	68,676	*	—	*
John T. Mills(7)	72,701	*	25,000	*
William P. Powell(7)	60,594	*	—	*
Alvin R. Carpenter(7)	135,327	*	12,000	*
David M. Khani(7)	155,604	*	13,000	*
Gregory A. Lanham(7)(9)	44,024	*	—	*
William N. Thorndike, Jr.(7)(10)	164,364	*	—	*
Timothy C. Dugan(7)	103,929	*	—	*
Maureen E. Lally-Green(7)	38,540	*	300	*
Bernard Lanigan, Jr.(7)(11)	1,045,181	*	—	*
Joseph P. Platt(7)	21,583	*	—	*
Edwin S. Roberson(7)(12)	24,514	*	6,500	*
J. Palmer Clarkson+	—		—	*
All current directors and current executive officers as a group	3,385,186	1.5%	87,320	*
*	Indicates less than one percent (1%) ownership.
+	Denotes a director nominee.

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(1)	As of March 13, 2017, there were 230,019,469 shares of CONSOL common stock outstanding.
(2)	Based on a Schedule 13D/A filed by Southeastern Asset Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 24, 2017. Southeastern Asset Management, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 22,610,713 shares, shared or no voting power with respect to 24,277,266 (shared) and 3,085,436 (no voting) shares, sole dispositive power with respect to 25,086,149 shares and shared voting and dispositive power with respect to 24,887,266 shares. The Schedule 13D/A indicates that Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to 11,536,742 shares, and that Longleaf Partners Small-Cap Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to 12,494,200 shares.
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 23, 2017, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to have sole voting power with respect to 14,729,789 shares and be the beneficial owner of and have sole dispositive power with respect to 15,436,305 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Schweiz AG, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock (Netherlands) B.V., BlackRock International Limited, and BlackRock Japan Co. Ltd.
(4)	Based on a Schedule 13G/A filed on February 14, 2017 by Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, LP (“DME Advisors”), DME Capital Management, LP (“DME CM”), DME Advisors GP, LLC (“DME GP” and together with Greenlight Inc., DME Advisors and DME, CM, “Greenlight”), and David Einhorn, the principal of Greenlight, reporting ownership as of December 31, 2016. Greenlight Inc. is deemed to be the beneficial owner of an aggregate of 8,717,267 shares, DME Advisors is deemed the beneficial owner of an aggregate of 2,214,900 shares, DME CM is deemed the beneficial owner of an aggregate of 4,380,606 shares, DME GP is deemed the beneficial owner of an aggregate of 6,595,506 shares, and Mr. Einhorn is deemed the beneficial owner of an aggregate of 15,403,173 shares.
(5)	Based on a Schedule 13G filed by Franklin Mutual Advisors, LLC with the SEC on February 7, 2017, Franklin Mutual Advisors, LLC is deemed the beneficial owner of an aggregate of 13,529,788 shares. The securities reported are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisors, LLC, an indirect wholly owned subsidiary of Franklin Resources, Inc.
(6)	Based on a Schedule 13G/A filed by the Vanguard Group, Inc. on February 10, 2017. The Vanguard Group, Inc. is deemed to be the beneficial holder of and has sole voting power with respect to 117,506 shares, shared voting power with respect 22,778 shares, sole dispositive power with respect to 12,973,806 shares and shared dispositive power with respect to 131,037 shares.
(7)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 12, 2017) as follows: Mr. DeIuliis, 552,354; Mr. Brock, 32,322; Mr. Johnson, 183,156; Mr. Khani, 84,017; Mr. Dugan, 53,571; Mr. Carpenter, 41,727; Mr. Davis, 32,734; Ms. Lally-Green, 25,900; Mr. Lanham, 21,583; Mr. Lanigan, 39,929; Mr. Powell, 21,583; Mr. Mills, 21,583; Mr. Platt, 21,583; Mr. Roberson, 21,583 and Mr. Thorndike, 71,943.
(8)	Includes 133,575 shares of common stock held in Grantor Retained Annuity Trusts and 1,098 shares held in trusts for his children.
(9)	Includes 5,486 deferred stock units held by Mr. Lanham.
(10)	Includes 5,466 deferred stock units held by Mr. Thorndike. As a result of Mr. Thorndike’s contractual arrangement with a third party who holds 100,000 shares of the Company stock in a margin account (50,000 of which are being reported herein), Mr. Thorndike may be deemed to have a beneficial interest with respect to the 50,000 shares held in the third party margin account. Mr. Thorndike has indicated he will use commercially reasonable efforts to pay down the margin account. As of March 20, 2017, Mr. Thorndike reduced the number of shares that are deemed to be held in the margin account by 5% to 47,500.
(11)	Includes 20,600 shares held by Mr. Lanigan, 30,600 shares held by the Lanigan Family Limited Partnership, which Mr. Lanigan is one of the general partners, and 20,000 shares held by a limited liability company, which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account, but are on non-margin status. Also includes 934,052 shares held in investment advisory clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.
(12)	Includes 2,931 deferred stock units held by Mr. Roberson.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation’s registered equity securities to file with the SEC and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CONSOL’s records, we believe that during 2016, the Corporation’s executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

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Proposal No. 1	Election of Directors

The eleven nominees for election as directors for 2017 are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board, except for Mr. Clarkson, who is being nominated by the Board for election at the Annual Meeting. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CONSOL, other directorships, board committee memberships and ages as of March 13, 2017.

ALVIN R. CARPENTER Age: 75 Director Since: 2013 Occupation: Former Vice Chairman – CSX Corporation; Former Director of Regency Centers Corporation	CONSOL Committees: • Compensation (Chair) • Finance and Investment • Health, Safety and Environmental

Background:

Alvin R. Carpenter joined the CONSOL Board in June 2013. Mr. Carpenter currently serves as Chair of the Compensation Committee and a member of the Finance and Investment Committee and the Health, Safety and Environmental Committee. He retired from CSX Corporation (“CSX”), a railroad company, in February 2001, where he had served as vice chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to 1999 and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter served as a director of Stein Mart, Inc., a retail company, from 1996 to 2015, where he served as chairman of its compensation committee and as a member of the corporate governance committee. Mr. Carpenter served as a director of Regency Centers Corporation, an owner and developer of dominant, grocery-anchored retail centers, from 1993 until 2016, where he served as a member of its audit, compensation and nominating and corporate governance committees. He served as a director of Lender Processing Services, Inc. from 2009 until it was sold to Fidelity National Financial, Inc. in January 2014, where he had served as its lead director, chairman of the corporate governance and nominating committee and as a member of the compensation committee. Additionally, he previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. He also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

Qualifications:

Mr. Carpenter brings over 50 years of business experience to our Board, including 40 years of experience in the railroad industry where he has served in a wide variety of operating, planning and sales and marketing positions. In addition to the business expertise he developed while employed in the railroad industry, Mr. Carpenter has developed significant expertise in the areas of corporate governance, compensation and audit matters through his service on various public company boards.

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J. PALMER CLARKSON Age: 60 Director Nominee Occupation: President and Chief Executive Officer of Bridgestone HosePower, LLC

Background:

J. Palmer Clarkson is the founder of, and since 1992, has served as the President and Chief Executive Officer of Bridgestone HosePower, LLC, previously Hosepower, the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment, and factories. Mr. Clarkson currently sits on the Board of Directors at Bridgestone HosePower, LLC, Hawkson Properties, Inc., and Bridgestone Industrial Products Group – Japan. Mr. Clarkson previously served as the President and Chief Executive Officer of Anchor Coupling Company from 1987 to 1992. He also sits on the boards of several non-profit organizations.

Qualifications:

Mr. Clarkson brings over 31 years of hands-on experience as an entrepreneur, business builder and manager. He has extensive experience in accounting, finance, and operations, with a proven leadership track record.

WILLIAM E. DAVIS Age: 74 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	CONSOL Committees: • Nominating and Corporate Governance (Chair) • Audit • Health, Safety and Environmental

Background:

William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and Health, Safety and Environmental Committee. From November 2007 until December 2010, Mr. Davis was a director of AbitibiBowater Inc., which produced a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 2008.

Qualifications:

Having served as Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

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NICHOLAS J. DEIULIIS Age: 48 Director Since: 2014 Occupation: President and Chief Executive Officer

Background:

Nicholas J. DeIuliis has been our Chief Executive Officer since May 7, 2014 and our President since February 23, 2011. Mr. DeIuliis was Executive Vice President and Chief Operating Officer of CONSOL from January 16, 2009 until February 23, 2011. He previously served in various positions at CNX Gas Corporation, including President, Chief Executive Officer and Chief Operating Officer. He is currently Chairman of the Board of CNX Coal Resources GP LP. Additionally, he has previously held the following positions at CONSOL: Senior Vice President – Strategic Planning (November 1, 2004 to August 2005); Vice President – Strategic Planning (April 1, 2002 until November 1, 2004); Director – Corporate Strategy (October 1, 2001 to April 1, 2002); Manager – Strategic Planning (January 1, 2001 to October 1, 2001); and Supervisor – Process Engineering (April 1, 1999 to January 1, 2001). Mr. DeIuliis is also a member of the board of directors of the University of Pittsburgh Cancer Institute, the Center for Responsible Shale Development and the Allegheny Conference on Community Development. He is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania Bar. He is also a member of the Pittsburgh Penguins Foundation.

Qualifications:

As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 25 years of experience with CONSOL. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, challenges and the material risks facing the Corporation.

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MAUREEN E. LALLY-GREEN Age: 67 Director Since: 2013 Occupation: Interim Dean of Duquesne University Law School, Former Judge on the Superior Court of Pennsylvania.	CONSOL Committees: • Nominating and Corporate Governance • Health, Safety and Environmental

Background:

Maureen E. Lally-Green joined the CONSOL Board in June 2013. Ms. Lally-Green currently serves as a member of the Health, Safety and Environmental Committee and the Nominating and Corporate Governance Committee. She has served on the board of Federated Mutual Fund Complex since August 2009 and was appointed to serve on its audit committee in May 2013. As of July 1, 2016, Ms. Lally-Green is serving as Interim Dean of the School of Law of Duquesne University in Pittsburgh, Pennsylvania. Ms. Lally-Green has served in various legal and business roles and directorship positions throughout her career. She previously served as Associate General Secretary, Diocese of Pittsburgh (retired August 2015), a member of the Superior Court of Pennsylvania (retired 2009), and as a Professor of Law, Duquesne University School of Law, where she continues to teach in an adjunct capacity. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Division of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. She also holds the following positions: member, Pennsylvania State Board of Education; Director and Chair, UPMC Mercy Hospital; Regent, St. Vincent Seminary; Director and Vice Chair, Our Campaign for the Church Alive!, Inc.; Director, Saint Vincent College; and Director and Chair, Cardinal Wuerl North Catholic High School, Inc. Ms. Lally-Green also has held the positions of: Director, Auberle; Director, Ireland Institute of Pittsburgh; Director, Saint Thomas More Society; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Pennsylvania Bar Institute; and Director and Chair, Catholic High Schools of the Diocese of Pittsburgh, Inc. She is a member, among others, of the Pennsylvania Bar Association and the Allegheny County Bar Association.

Qualifications:

Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania State appellate court, her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the Federated Mutual Fund Complex.

BERNARD LANIGAN, JR. Age: 69 Director Since: 2016 Occupation: Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	CONSOL Committees: • Audit • Finance and Investment • Health, Safety and Environmental

Background:

Bernard Lanigan, Jr. joined the CONSOL Board in May 2016. He currently serves on the Audit Committee, the Finance and Investment Committee, and the Health, Safety and Environmental Committee. He founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., an investment advisor and wealth management company, since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of Ruby Tuesday, Inc. since 2011 and Rayonier Inc. since 2015, as well as various non-public companies, including Lykes Brothers, Inc. and various endowments and private foundations. Previously, Mr. Lanigan served on the board of directors of Texas Industries, Inc.

Qualifications:

Mr. Lanigan brings over 40 years of leadership experience with large, complex and diverse organizations. He has been a certified public accountant for more than 40 years and has over 35 years of experience in financial, tax, accounting, investment advising, strategic consulting, risk assessment, valuations and mergers and acquisitions matters, including as both advisor and principal.

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JOHN T. MILLS Age: 69 Director Since: 2006 Occupation: Former Chief Financial Officer – Marathon Oil Corporation	CONSOL Committees: • Audit (Chair) • Compensation • Health, Safety and Environmental

Background:

John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as Chair of the Audit Committee and as a member of the Compensation Committee and Health, Safety and Environmental Committee. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

Qualifications:

As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our Corporation and particularly our Audit Committee.

JOSEPH P. PLATT Age: 69 Director Since: 2016 Occupation: General Partner, Thorn Partners, LP	CONSOL Committees: • Compensation • Finance and Investment • Health, Safety and Environmental

Background:

Joseph Platt joined the CONSOL Board in May 2016. He currently serves on the Compensation Committee, the Finance and Investment Committee, and the Health, Safety and Environmental Committee. He is the general partner at Thorn Partners, LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (“J&H”), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007, and also serves as an independent director of BlackRock’s Open End & Liquidity Funds and on the boards of various other nonpublic companies and not-for-profit institutions.

Qualifications:

Mr. Platt brings to the Board significant financial, compensation and risk management expertise.

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WILLIAM P. POWELL Age: 61 Director Since: 2004 Occupation: Managing Partner – 535 Partners LLC	CONSOL Committees: • Finance and Investment (Chair) • Nominating and Corporate Governance • Health, Safety and Environmental

Background:

William P. Powell has served on the CONSOL Board since January 2004. He currently serves as Chair of the Finance and Investment Committee and as a member of the Nominating and Corporate Governance Committee and the Health, Safety and Environmental Committee. Mr. Powell previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, chair of the governance committee and as a member of the audit committee. Until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he serves as Managing Partner. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

Qualifications:

With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

EDWIN S. ROBERSON Age: 72 Director Since: 2016 Occupation: Former Chief Executive Officer, Christ Community Health Services	CONSOL Committees: • Audit • Nominating and Corporate Governance • Health, Safety and Environmental

Background:

Edwin S. Roberson has served on the CONSOL Board since May 2016. He currently serves as a member of the Audit Committee, the Nominating and Corporate Governance Committee, and the Health, Safety and Environmental Committee. Most recently, he served as Chief Executive Officer of Christ Community Health Services, a health system of eight clinics providing high quality healthcare to the underserved in the Memphis, Tennessee community, a position he held since 2014. Prior to that, Mr. Roberson served as Chief Executive Officer of various cancer research and biotech firms, and as President of Beacon Consulting, LLC, a business consulting firm, from 2006 to 2011. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties, where he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner until 1991. Mr. Roberson also serves on the board of directors of Protea Biosciences, Inc. where he is chairman of the audit committee, and has served on the board of Paragon National Bank, where he was chairman of the audit committee. Mr. Roberson serves on the board of directors of Infocare, Inc. (US), Additionally, he also serves on the board of directors of several private corporations and currently serves or has served as a board member for a number of educational, religious, civic and charitable organizations, including Duke University Divinity School, the Boy Scouts of America, and Chairman of Methodist Le Bonheur Healthcare.

Qualifications:

Mr. Roberson brings to the Board significant leadership skills and financial, accounting and strategy expertise. Further, Mr. Roberson is a certified public accountant.

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WILLIAM N. THORNDIKE, JR. Age: 53 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CONSOL Committees: • Compensation • Finance and Investment • Health, Safety and Environmental

Background:

William N. Thorndike, Jr. has served on the CONSOL Board since October 2014. Mr. Thorndike has been CONSOL’s Chairman of the Board since May 2016, and he currently serves as a member of the Compensation Committee, the Finance and Investment Committee and the Health, Safety and Environmental Committee. He founded Housatonic Partners, a private equity firm, in Boston, MA in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates and Walker & Company, a publishing company, where he was named to the board of directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and Zirco DATA. Mr. Thorndike briefly served on the board of LeMaitre Vascular, Inc., a former portfolio company, after it went public. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

Qualifications:

Mr. Thorndike brings over 20 years of investment and board experience to the CONSOL Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director, executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions existed during 2016, and there are currently no such proposed transactions, except as described below.

Mr. Brock, our Executive Vice President and Chief Operating Officer – Coal and one of our named executives, also serves as Chief Executive Officer and director of CNX Coal Resources GP LLC (the “General Partner”), which a subsidiary of the Corporation and the general partner of CNXC, one of our master limited partner entities. On September 30, 2016 we entered into the First Amended and Restated Omnibus Agreement with CNXC under which CNXC agreed to reimburse the Corporation, on a monthly basis, for compensation-related expenses (including salary, bonus, incentive compensation and other amounts) attributable to the portion of certain executives’ compensation, including that of Mr. Brock, that is allocable to the General Partner. Mr. Brock devotes approximately 100% of his overall professional working time to the business and affairs of the Corporation’s Pennsylvania Mining Complex. On September 30, 2016, CNXC acquired

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an additional 5% undivided interest in the Pennsylvania Mining Complex from the Corporation, increasing their total undivided interest to 25%. Accordingly, CNXC currently reimburses the Corporation for approximately 25% of the total compensation-related expenses (including salary, bonus, incentive compensation and other amounts) incurred by the Corporation and attributable to Mr. Brock’s CNXC-related compensation. The total reimbursable compensation-related expenses attributable to Mr. Brock for the year ended December 31, 2016 was approximately $491,132. For additional information regarding the omnibus agreement, please refer to the disclosure in “Item 13. Certain Relations and Related Transactions, and Director Independence – Omnibus Agreement” of CNXC’s Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 8, 2017.

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, our Board has determined that each of our directors, other than Mr. DeIuliis (who is the Chief Executive Officer of CONSOL) had no material relationship with CONSOL (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CONSOL) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent under CONSOL’s Corporate Governance Guidelines if:

•	(i) the director is, or has been within the previous three years, employed by CONSOL or its subsidiaries, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL; provided, that employment as an interim Chairman of the Board or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•	(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman of the Board or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CONSOL or its subsidiaries (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•	(iii)(A) the director or an immediate family member is a current partner of the firm that is CONSOL’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL’s audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL’s audit within that time;

•	(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•	(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL or its subsidiaries for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•	(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CONSOL or its subsidiaries; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL or its subsidiaries (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CONSOL or its subsidiaries.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

The Board of Directors Unanimously Recommends that you vote “FOR” the above-named Nominees for the Board of Directors.

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EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section of the Proxy Statement (the “CD&A”) is designed to provide our shareholders with an explanation of CONSOL’s executive compensation philosophy and objectives, our 2016 executive compensation program, and the compensation paid by CONSOL to the following named executive officers (the “named executives”) in or for 2016:

Name	Position
Nicholas J. DeIuliis	President and Chief Executive Officer (“Chief Executive Officer”)
David M. Khani	Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)
Stephen W. Johnson	Executive Vice President and Chief Administrative Officer (“Chief Administrative Officer”)
James A. Brock	Executive Vice President and Chief Operating Officer – Coal (“Chief Operating Officer – Coal”)
Timothy C. Dugan	Executive Vice President and Chief Operating Officer – Exploration and Production (“Chief Operating Officer – E&P”)

The contents of this CD&A are organized into five sections:

1	Summary	32

2	Pay for Performance	33

3	Compensation Setting Process	35

4	Compensation Decisions for 2016	37

5	Other Compensation Policies and Information	42

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

1	Summary

Our executive compensation program is designed to attract, motivate and retain key executives who will promote both the short- and long-term growth of CONSOL and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to CONSOL’s stock price and operational performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders. Some of the highlights from 2016 include:

•	Stock price improved more than 130% in calendar year 2016 (and improved by approximately 92% between the beginning of 2016 and the 2016 Annual Meeting);

•	No change in the Chief Executive Officer’s target compensation from 2015 to 2016;

•	Approximately 97.1% of the shares voted at our 2016 Annual Meeting approved our 2015 executive compensation program;

•	Designed the Chief Executive Officer’s compensation with 90% being at-risk and/or tied to stock price;

•	Greatly simplified the 2016 short-term incentive program (“STIC”), which focused on achieving the strategic objective of generating free cash flow, and which was achieved at more than a maximum performance level in 2016;

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•	Designed the 2016 Long-Term Incentive Compensation Program (“LTIC”) to be focused on and reward executives for achievement of stock price appreciation goals, including time-based vesting of options over a three-year period and vesting of performance share units (“PSUs”) over a five-year period based on the achievement of absolute and relative stock price goals, and which was achieved at more than a maximum performance level with respect to the 2016 tranche of the PSUs;

•	Continued implementation of stock retention requirements for equity awards granted in 2015 and beyond;

•	Paid at target the 2014 LTIC of PSUs for the 2014 – 2016 performance period based on achievement of the average Return on Capital Employed (“ROCE”) metric at the “Outstanding” performance level (with relative TSR at a below-threshold performance level); and

•	No employment agreements between CONSOL and current executives.

Managerial decisions over time drive a company’s financial performance. CONSOL’s financial and non-financial performance has been consistently solid over the years – despite the volatile economy and volatile commodity prices. This conclusion is underscored by our 2016-2017 Business, Compensation and Corporate Governance Highlights, as described on pages 5-11.

2	Pay for Performance

We consistently place a substantial portion of our named executives’ compensation at-risk a majority of which is dependent upon the performance of our stock price. As demonstrated in the following chart(s) on an approximate basis, more than a majority of our named executives’ compensation is in the form of annual and equity incentive-based compensation.

The above charts demonstrate a strong alignment between the named executives’ compensation and the long-term interests of our shareholders. In short, the named executives’ compensation is highly correlated with stock price performance – if value is not delivered to our shareholders (based on the compensation values approved by the Compensation Committee in January 2016), as measured by stock price, then the named executives’ compensation will be adversely affected.

For further reference, the chart below shows Mr. DeIuliis’ total direct compensation during 2014 – 2016 against our three-year stock price performance, as measured by total shareholder return (“TSR”), in each case relative to the 2017 peer group of companies (listed on page 35). As demonstrated below, the vertical axis of the chart shows that Mr. DeIuliis’ total direct compensation was in the 29th percentile of the peer group for the three year period of 2014 – 2016, while the horizontal axis of the chart shows that our relative TSR at approximately the 49th percentile, during the three year period 2014 – 2016. As a result, Mr. DeIuliis’ compensation during the three year period was significantly below CONSOL’s TSR performance relative to peers during the same period. Despite CONSOL’s TSR performance results

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relative to the 2017 peers, Mr. DeIuliis’ compensation remained below the median due to his decline of a compensation increase (as further described below).

*	For 2014-2016 compensation, CONSOL is at the 49th percentile with respect to TSR and the 29th percentile with respect to the CEO’s total compensation. Compensation is measured using 2014 - 2016 CONSOL pay and 2013 - 2015 peer pay. Compensation is defined as (i) total direct compensation (base salary, bonus, and the aggregate grant date fair value of the LTIC (for 2016, measured as of January 29, 2016 for CONSOL, which values are set forth in footnote 1 of the Summary Compensation Table on page 47)) and (ii) all other compensation. For purposes of this chart, Rice Energy was excluded from the peer group due to lack of three full years of quality compensation data.

The below chart demonstrates that Mr. DeIuliis’ W-2 pay is significantly less than the amounts reported in “SEC Total” and “Adjusted SEC Total” columns of the Summary Compensation Table. With respect to 2016, the discrepancy between W-2 pay is particularly significant and emphasizes the lack of connection between compensation reported in the Summary Compensation Table as required by SEC and accounting rules and the pay actually received by Mr. DeIuliis for tax purposes in any given year.

(1)	Summary Compensation Table information includes the following information for each respective year: Salary, short term incentive compensation, long term incentive compensation (which for 2016, includes the adjusted equity valuations set forth in footnote 1 to the Summary Compensation Table), change in pension values, and all other compensation.
(2)	The W-2 information with respect to CONSOL only includes the following for each respective year: base salary paid in that year, short term incentive compensation paid in that year, long term incentive compensation that vested in that year and taxable perquisites received in that year.

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3	Compensation Setting Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of CONSOL and aligns their interests with those of our shareholders;

•	is tied to overall corporate performance, financial and operational goals (both annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk taking; and

•	provides a competitive total pay opportunity.

Key factors affecting the Compensation Committee’s executive compensation determinations include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive’s performance (including contribution to CONSOL’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities at other similarly-situated companies.

Results of 2016 Shareholder Vote on Named Executive Compensation

CONSOL engages in discussions with our major shareholders on various topics, including the compensation of our named executives. The insight we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

Approximately 97.1% of the shares voted at our 2016 Annual Meeting of Shareholders approved our 2015 executive compensation program. We believe this vote outcome was positively impacted by our active engagement with our shareholders over the years and our continued efforts to structure our executive compensation programs to better align the interests of our named executives and shareholders. We understand from our shareholders that the changes we have made to our executive compensation programs and business have, in fact, more closely aligned our programs with their expectations. This vote result indicated to the Compensation Committee that no significant changes needed to be made to the executive compensation program going forward.

We will continue to actively engage in discussions with our shareholders on executive compensation matters and consider shareholder views about our core principles and objectives when determining the compensation of our named executives.

Use of Peer Group and Other Benchmarking Data

A primary factor that the Compensation Committee considers in determining the total compensation opportunity available to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly situated executives by our competitors.

Since we are unique in that we are both a natural gas and coal producer, the Compensation Committee uses a peer group of companies that includes a mix of both natural gas and coal companies, against which the Compensation Committee measures our overall compensation program. The scarcity of companies similar to CONSOL means that it is difficult for the market to value our diverse holdings of natural gas and coal assets, which leads to a more complex business model than most, if not all, of our peers. In selecting the below companies, the Compensation Committee also considered CONSOL’s revenue and market capitalization relative to these peers and their business segment revenue.

In consideration of the above, the following peer companies were used to help establish 2016 compensation for our named executives (collectively, the “peer group”):

Alpha Natural Resources, Inc.*	EOG Resources, Inc.	Range Resources
Antero Resources	EQT Corporation	Southwestern Energy Co
Arch Coal Inc.*	Noble Energy, Inc.	Teck Resources
Cabot Oil and Gas	Peabody Energy Corp*	Walter Energy*
Chesapeake Energy Corporation	QEP Resources, Inc.	WPX Energy, Inc.
Devon Energy Corporation
*	Each of these peers filed for bankruptcy and thus were removed from CONSOL’s peer group for 2017. After removal of these companies and EOG Resources, Inc. (for size reasons), the Compensation Committee added Gulfport Energy, Rice Energy, SM Energy and Whiting Petroleum to the 2017 compensation peer group as relevant industry peers, particularly in light of the Corporation’s continuing transition to an E&P company.

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Because four companies out of our 2016 peer group filed for bankruptcy, we will, for certain purposes, refer to the 2017 peer group in this Proxy Statement.

On average, our current named executives are at the 45th percentile of the 2017 compensation peer group. With respect to the average percentile ranking for the named executives’ total direct compensation compared to the 2017 compensation benchmark peer group, the Compensation Committee’s compensation consultant found the following when evaluating the 2016 compensation packages for our named executives in late 2016 (based on the compensation values approved by the Compensation Committee in January 2016):

CONSOL PERCENTILE RANKINGS FOR 2016 AMONG 2017 PEER GROUP

Average Target Total Direct
Compensation for Named Executives	Total Shareholder Return	Revenue	Market Capitalization
45th percentile(1)	90th percentile	65th percentile(2)	20th percentile(3)
(1)	Average total direct compensation includes base salary, annual incentive payment and target value of long-term incentives measured as of the January 29, 2016 grant date of the following named executives: Messrs. DeIuliis, Khani, Johnson, Brock and Dugan.
(2)	Based on CONSOL’s revenues of $1.9 billion in 2016.
(3)	Based on CONSOL’s market capitalization of $4.2 billion (as of December 31, 2016).

Role of Compensation Consultant

The compensation consultant is retained by the Compensation Committee and works with the Committee in coordination with management. In 2016, the Compensation Committee engaged Willis Towers Watson to assist with the development of our 2016 executive compensation program. A representative of Willis Towers Watson generally attends Compensation Committee meetings and is available to participate in executive sessions. Aside from this retention by the Compensation Committee for the foregoing purposes, Willis Towers Watson provided no other services to CONSOL during 2016. In order to assure Willis Towers Watson’s independence, it is the Compensation Committee’s practice to pre-approve any work unrelated to executive and director compensation that may be proposed to be provided by Willis Towers Watson. In addition, the Compensation Committee also considers all factors relevant to Willis Towers Watson’s independence from management, including those factors mandated by the listing standards of the NYSE.

The Compensation Committee looks to the compensation consultant to review the elements of our compensation program, including the appropriate mix of short- and long-term incentives, and for any recommendations of modifications thereto, based on their review of the market practices of a peer group of companies and CONSOL’s compensation objectives. The consultant also provides ongoing input on the design of our incentive programs and the underlying performance metrics.

Process for Evaluating Compensation

Generally, in the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities and related performance goals of CONSOL’s compensation programs, including the STIC and the LTIC. To establish compensation for a particular named executive (other than our Chief Executive Officer), CONSOL’s Human Resources personnel make initial assessments that are submitted to our Chief Executive Officer for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to CONSOL in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our Chief Executive Officer may make appropriate changes to this qualitative assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews:

•	our Chief Executive Officer’s compensation recommendations for each named executive (other than himself);

•	our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and

•	the benchmarking studies as compiled by the outside compensation consultant.

After considering the factors described above, and in consultation with the Chief Executive Officer and Willis Towers Watson, the Compensation Committee reviewed and recommended, and the Board approved, the named executives’ 2016 compensation packages.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews:

•	the benchmarking studies and compensation alternatives compiled by the outside compensation consultant;

•	the Chief Executive Officer’s self-evaluation of his annual performance; and

•	the Board’s evaluation of his annual performance.

After considering these factors, the Compensation Committee reviews and recommends, and the Board approves, the compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate in, and is not present for, any approvals relating to his compensation.

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4	Compensation Decisions for 2016

Elements of Executive Compensation Program

In 2016, we continued to compensate our named executives through the following elements of our executive compensation program:

<table>
<tr><th>Compensation Element</th><th>Form of Compensation</th><th>Performance Criteria/Formula</th><th>Purpose and Key Facts</th></tr>
<tr><td>Base Salary
(page 38)</td><td>• Cash</td><td>Individual performance and experience in the role are primary factors in determining base salaries.</td><td>To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.</td></tr>
<tr><td>Short-Term Incentive Program ("STIC")
(page 38)</td><td>• Cash</td><td>For our 2016 STIC, the formula was:
<table>
<tr><th>Performance Measure</th><th></th><th colspan="2">Modifiers</th><th></th><th>Total Result</th></tr>
<tr><td rowspan="3">Free Cash Flow</td><td rowspan="3">+/-</td><td>Safety</td><td>+/-20%</td><td rowspan="3">=</td><td rowspan="3">200%</td></tr>
<tr><td>Environmental</td><td>+/- 5%</td></tr>
<tr><td>Stock Price</td><td>+/- 5%</td></tr>
</table></td><td>To provide incentives to our employees to achieve free cash flow, operational, and stock price performance goals and to reward our employees for the achievement of those goals.</td></tr>
<tr><td>Long-Term Incentive Compensation Program ("LTIC")
(page 39)</td><td>• PSUs (vesting one-fifth per year for five years)

• Options (vesting one-third per year for three years)</td><td>• For the PSU awards granted in 2016 for the 2016 – 2020 performance period, the LTIC formula was as follows:
<table>
<tr><th>Performance Measure (2016 – 2020)</th><th>Weight</th><th>Total Units Earned 2016 Tranche</th></tr>
<tr><td>Relative TSR (S&P 500)</td><td>50%</td><td rowspan="2">200%</td></tr>
<tr><td>Absolute Stock Price</td><td>50%</td></tr>
</table>
• Options have time-based vesting.</td><td>To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management's interests with those of our shareholders. Further, equity awards are intended to retain executive talent.

All equity awards settle in stock.</td></tr>
<tr><td>Other Compensation Policies and Information
(page 42)</td><td colspan="2">• Change in Control Agreements
• Other Retirement Benefits</td><td>To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL.</td></tr>
<tr><td>Perquisites
(page 44)</td><td colspan="2">• Social Club Memberships
• Vehicle Allowance</td><td>To provide a competitive compensation package.</td></tr>
</table>

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Compensation Element Form of Compensation Performance Criteria/Formula Purpose and Key Facts Base Salary (page 38) Cash Individual performance and experience in the role are primary factors in determining base salaries. To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year. Short-Term Incentive Program ("STIC") (page 38) Cash For our 2016 STIC, the formula was: Performance Measure Modifiers Total Result Free Cash Flow +/-Safety +/-20% = 200% Environmental +/- 5% Stock Price+/- 5% To provide incentives to our employees to achieve free cash flow, operational, and stock price performance goals and to reward our employees for the achievement of those goals. Long-Term Incentive Compensation Program ("LTIC") (page 39) PSUs (vesting one-fifth per year for five years) Options (vesting one-third per year for three years) For the PSU awards granted in 2016 for the 2016 - 2020 performance period, the LTIC formula was as follows: Performance Measure (2016 - 2020) Weight Total Units Earned 2016 Tranche Relative TSR (S&P 500) 50% 200% Absolute Stock Price 50% Options have time-based vesting. To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management's interests with those of our shareholders. Further, equity awards are intended to retain executive talent. All equity awards settle in stock. Other Compensation Policies and Information (page 42) Change in Control Agreements Other Retirement Benefits To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL. Perquisites (page 44) Social Club Memberships Vehicle Allowance To provide a competitive compensation package.

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2016 Base Salary

The Compensation Committee reviewed the base salaries of our named executives in January 2016. As a result of the Compensation Committee’s review of named executives’ base salaries as compared to those of the peer group companies, the Compensation Committee recommended increases to our named executives’ base salaries for 2016. Mr. DeIuliis declined an increase to his base salary, and the annual base salaries of our other named executives were modestly increased for 2016 based on merit, as follows:

Named Executive	Salaries for 2015	Salaries for 2016	Percent Change
Chief Executive Officer	$800,000	$800,000	0%
Chief Financial Officer	$505,000	$517,625	2.5%
Chief Administrative Officer	$474,000	$485,850	2.5%
Chief Operating Officer – Coal	$400,000	$410,000	2.5%
Chief Operating Officer – E&P	$425,000	$435,625	2.5%

2016 STIC

The STIC program is designed to deliver annual cash awards when CONSOL and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CONSOL and/or our employees fall short of these targets. The STIC program provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL competes for executive talent.

For the 2016 STIC applicable to the January 1, 2016 – December 31, 2016 performance period, the Compensation Committee adopted a greatly simplified annual incentive plan (as compared to prior programs) that aligned management’s interests with the key goal of generating free cash flow. The free cash flow performance factor, which was based on CONSOL’s operating cash flow, was calculated as follows:

The free cash flow performance factor, based on the objectives set by management, had a score ranging from 0 – 200%, with a score of 100% indicating target performance and a higher score (up to a maximum of 200%) indicating above-target performance. If the threshold, or minimum, score of 50% had not been achieved, a score of zero would have been assigned, with no payout. Upon achievement of the threshold, target, or maximum score, the free cash flow performance factor was determined based on such score, with payout potentially modified by the Safety, Environmental and Stock Price modifiers. The target free cash flow performance factor was derived from the annual Board-approved profit objective for CONSOL for 2016.

The 2016 STIC program was based on a strict application of the following formula:

In 2016, CONSOL achieved free cash flow performance in excess of the maximum STIC payout, and awards paid out at 200%, with the modifiers having no impact on the payout of the 2016 STIC awards (positively or negatively) in light of the level of free cash flow achieved in 2016 as described below. As such, the STIC payouts were as follows:

(1)	Before determining performance, the 2016 STIC program was first funded by a bonus pool of 2% of 2016 EBITDA, calculated as set forth on Appendix A. The calculation of the Free Cash Flow performance factor also is set forth on Appendix A.
(2)	200% represents the maximum payout under the STIC.

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Based on the results of the 2016 STIC Plan as shown above, the ultimate payouts to our named executives for 2016 performance were as follows:

	Target Opportunity
	Percentages	Target Payout	STIC Payout Score
Named Executive	(% of Base Salary)(1)	Opportunity	(% of Opportunity)	Actual Payout(2)
Chief Executive Officer	120%	$960,000	200%	$1,920,000
Chief Financial Officer	70%	$362,338	200%	$725,000
Chief Administrative Officer	65%	$315,803	200%	$632,000
Chief Operating Officer – Coal	65%	$266,500	200%	$533,000
Chief Operating Officer – E&P	65%	$283,156	200%	$567,000
(1)	The Compensation Committee determined the 2016 target opportunity percentages for our named executives based on a review of competitive data and performance. The Compensation Committee and Board approved the target opportunity percentages and payouts for each of the named executives.
(2)	Rounded up to the nearest thousand.

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve our longer-term performance objectives in CONSOL’s strategic plan and to align management’s interests with those of our shareholders. In January 2016, the Compensation Committee restructured the LTIC program to encourage retention, align management’s interests with those of our shareholders and focus on shareholder return. The Compensation Committee determined that each named executive would receive his entire 2016 long-term incentive opportunity in the form of PSUs and Options, with 55% of each named executive’s target long-term incentive opportunity in the form of PSUs, and 45% in the form of Options. The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved, long-term performance goals.

A. 2016 – 2020 PSU Grants and Payout

In January 2016, the Compensation Committee granted PSUs that vest, if earned, ratably over a five-year period (January 1, 2016 through December 31, 2020) based on annual performance measurements. This five-year vesting period encourages retention among our named executives.

The vesting of the named executives’ 2016-2020 PSU awards will be calculated annually based on the following pre-established, equally-weighted goals, with the aggregate payout capped at 200% of target:

(i)	TSR relative to the S&P 500 (measured at the end of each year during the five-year performance period using the 10-day average closing stock price ending December 31 for the applicable tranche); and

(ii)	absolute stock price appreciation (measured at the end of each year during the five-year performance period using the 10-day average closing stock price per share ending on January 29, 2016 of $6.87 (the “GDSP”) as the starting point).

(1)	Straight line interpolation between performance levels.
(2)	After reviewing the Corporation’s prior stock price performance and consideration of the Corporation’s business plan, the Compensation Committee considered the stock price goals applicable to the remaining tranches of the 2016-2020 PSU awards, which are confidential, to be challenging but attainable.

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In the event that a tranche fails to pay out at the end of any annual tranche period with respect to the absolute stock price measure (a “Missed Year”), the unvested PSUs attributable to the Missed Year may still become fully vested, at a target level, if the Company achieves target performance (or greater) as determined after the end of a future tranche. The opportunity to recoup any missed payouts can occur for any prior tranche, but only up to target performance for that prior period.

The Compensation Committee approved the following target awards for the 2016 – 2020 PSUs for the named executives (in the dollar amounts shown below):

Named Executive	PSUs (Target)
Chief Executive Officer	$3,300,000
Chief Financial Officer	$1,100,000
Chief Administrative Officer	$825,000
Chief Operating Office – Coal	$550,000
Chief Operating Officer – E&P	$770,000

In January 2017, the Compensation Committee determined the payout of the first tranche of the 2016 – 2020 PSU awards, based on CONSOL’s relative TSR and absolute stock price performance during 2016. This determination was based on strict adherence to the following formula described above.

Based on the targets described above and the actual performance results for 2016 shown in the below chart, the Compensation Committee determined that the first tranche of the 2016 – 2020 PSUs was earned at 200% of target, with (i) a relative TSR score of 200% and (ii) an average stock price score of 200%.

Performance Metric	Performance Results (%)	Units Earned (%)	Weighting (%)	Total Units Earned (%)
Relative TSR(1)	99.5 percentile	200%	50%	200%
Absolute Stock Price Per Share(2)	$18.98	200%	50%
(1)	Relative TSR for the 2016 tranche was measured by comparing CONSOL’s 10-day average closing stock price per share ending on December 31, 2016 against those of the companies in the S&P 500 as of the same date against their 10-day average closing stock price per share ending on December 31, 2015. Dividends were included on a cash basis.
(2)	The absolute stock price metric for the 2016 tranche was measured by comparing CONSOL’s GDSP of $6.87 per share against CONSOL’s 10-day average closing stock price per share ending December 31, 2016 of $18.98 per share.

As a result of the achievement of the above performance factors, the executive officers earned the following payouts:

	2016 PSU Tranche	Target Payout	Payout Amounts
Named Executive	(at target)	(%)	(# of shares)
Chief Executive Officer	83,122	200%	166,244
Chief Financial Officer	27,708	200%	55,416
Chief Administrative Officer	20,780	200%	41,560
Chief Operating Officer – Coal	13,854	200%	27,708
Chief Operating Officer – E&P	19,394	200%	38,788

B. 2016 - 2018 Option Grants

In order to provide competitive compensation, retain key executive talent, and align management’s interests with the shareholders, in January 2016 the Compensation Committee approved awards of time-based, three-year ratable vesting Option awards to all of the named executives, other than our Chief Operating Officer – Coal for the reason noted below.

The 2016 Options granted to the named executives were as follows:

	Aggregate Dollar Value
	of 3-Year Option Awards
Named Executive	(Board Approved Grant Date)
Chief Executive Officer	$2,700,000
Chief Financial Officer	$900,000
Chief Administrative Officer	$675,000
Chief Operating Officer – Coal	$0	(1)
Chief Operating Officer – E&P	$630,000
(1)	Mr. Brock did not receive an Option award as part of his 2016 LTIC because he received an equity award as a result of his participation in the CNX Coal Resources LP (“CNXC”) equity plan, due to his service as Chief Executive Officer and a director of the general partner of CNXC. The Board of the general partner of CNXC approved Mr. Brock’s award under CNXC’s equity plan.

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C. Contingent Equity Awards

The Compensation Committee granted the 2016 PSU and Option awards effective on January 29, 2016. The Compensation Committee approved the grant of the 2016 PSU and Option awards contingent upon shareholder approval of the amended and restated Equity Incentive Plan (the “Plan”), including additional shares issuable thereunder, at the Corporation’s 2016 Annual Meeting, held on May 11, 2016 (the “Contingent Equity Awards”). At the time the Compensation Committee approved the grant of the Contingent Equity awards, there were insufficient shares available under the Plan to satisfy these grants. As such, the named executives agreed to place their respective awards, in their entirety, at-risk to shareholder approval of the Plan in order to (i) enable the Corporation to make grants to the Corporation’s non-executive employees, consistent with historical practice, and (ii) not subject the grants to similar risks by requiring such awards to be contingent upon shareholder approval at the 2016 Annual Meeting. The Contingent Equity Awards are described in greater detail above under “(1) 2016 – 2020 PSU Grants and Payout” and “(2) 2016 – 2018 Option Grants.”

Pursuant to SEC rules, we have disclosed in the Summary Compensation Table a grant date fair value for the Contingent Equity Awards that is based on the closing price of our common stock on May 11, 2016 of $15.23 per share, the date shareholder approval of the Plan was obtained. This amount reflects a dramatic (i.e., an approximately 92%) stock price appreciation from January 29, 2016, which is the date the Contingent Equity Awards were approved by the Compensation Committee. As a result, and to help our shareholders understand the value that CONSOL intended to deliver as of January to its named executives with respect to 2016 total compensation, we have included information that is meant to supplement the SEC-required disclosure in the Summary Compensation Table and this CD&A.

The table below compares the valuation for the Contingent Equity Awards based on the closing price of our common stock on the date of January 29, 2016 ($7.94 per share) when the Compensation Committee approved the grant and the date the Plan was approved by our shareholders at the 2016 Annual Meeting on May 11, 2016 ($15.23 per share). We also have included a supplemental column to the Summary Compensation Table showing adjusted SEC total compensation for 2016, which we believe better represents the value that CONSOL intended to deliver to its named executives for total compensation in 2016. These amounts are not a substitute for the amounts reported as SEC total compensation.

					Aggregate
	PSUs	PSUs	Options	Options	Difference in
Named Executive	(1/29/16 Valuation)	(5/11/16 Valuation)	(1/29/16 Valuation)	(5/11/16 Valuation)	Valuations
Chief Executive Officer	$4,526,080	$11,512,618	$2,810,206	$5,565,310	$9,741,642
Chief Financial Officer	$1,508,701	$3,837,558	$936,735	$1,855,103	$3,247,225
Chief Administrative Officer	$1,131,525	$2,878,169	$702,552	$1,391,328	$2,435,420
Chief Operating Officer – Coal	$754,350	$2,368,779	$—	$—	$1,164,429
Chief Operating Officer – E&P	$1,056,090	$2,686,291	$655,717	$1,298,577	$2,273,061

As demonstrated above, the SEC-required valuation approach results in values that must be reported in the Summary Compensation Table for the Contingent Equity Awards, which values are significantly different from the equity values that the Compensation Committee approved in January 2016. This discrepancy distorts the equity grant actions taken by the Compensation Committee in January 2016 and does not reflect the value of the Contingent Equity Awards as intended by the Compensation Committee at the time of grant.

The Compensation Committee believes that the values set forth above for the January 29, 2016 valuations more accurately reflect the values of the Contingent Equity Awards, and that the “Adjusted SEC Total” column of the Summary Compensation Table better reflects the actual total value of compensation the Compensation Committee intended to award and pay to our named executives for 2016.

D. CNXC Phantom Units (Mr. Brock only)

Beginning in 2016, CNXC began issuing long-term incentive awards including phantom units under the CNX Coal Resources LP 2015 Long-Term Incentive Plan to its executives and key employees. For 2016, CNXC equity-based awards for Mr. Brock consisted of CNXC phantom stock units, which vest one-third per year.

E. Payout of PSUs Covering 2014-2016 Performance Period

In January 2014, the Compensation Committee approved the award of PSUs to our named executives and other key employees at that time, which had a performance period from January 1, 2014 through December 31, 2016. Additional information regarding the 2014 – 2016 PSUs is included in CONSOL’s Proxy Statement filed on March 25, 2015.

The Compensation Committee determined the actual payout of the 2014 – 2016 PSU awards by strictly adhering to the following formula, with the two metrics of relative TSR and average ROCE being equally weighted:

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Based on the above targets and the actual performance results shown in the below chart, the Compensation Committee determined that, with respect to the three-year performance period of January 1, 2014 through December 31, 2016, the PSUs were earned at 100% of target, based on (i) a TSR score of 0% and (ii) a ROCE score of 200%.

Performance Metric	Performance Results (%)	Units Earned (%)	Weighting (%)	Total Units Earned (%)
TSR(1)	4.5% (Below Threshold)	0%	50%	100%
ROCE(2)	12.25% (Outstanding)	200%	50%
(1)	TSR was measured by comparing CONSOL’s 10-day average closing stock price per share ending on December 31, 2013 and the companies in the S&P 500 as of that same date against the 10-day average closing stock price per share ending December 31, 2016.
(2)	The calculation of the ROCE result is set forth on Appendix A.

As a result of the above performance determinations, the applicable named executives earned the following PSUs for the 2014 – 2016 performance period:

	PSUs Granted in January 2014 (Target)	Shares of Common Stock
Named Executive(1)	(including Dividend Equivalents)	Issued (Earned PSUs)
Chief Executive Officer	60,142	60,142
Chief Financial Officer	13,561	13,561
Chief Administrative Officer	19,532	19,532
(1)	Messrs. Brock and Dugan did not receive a grant of PSUs for the 2014 – 2016 performance period.

5	Other Compensation Policies and Information

Retirement Benefit Plans

CONSOL maintains retirement benefit plans, including supplemental retirement plans, which are intended to attract and retain key talent. CONSOL also continues to move toward a defined contribution strategy to deliver retirement benefits to its employees. In 2014, we froze the retirement plan for employees and eliminated retiree medical for all active employees, including our named executives.

Change in Control Agreements

We have change in control agreements with each of our named executives who are currently employed by us, which we refer to as “CIC Agreements”. The CIC Agreements provide for a “double trigger” requirement, in that each named executive will receive severance benefits only if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) and such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, the named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay, plus a multiple of incentive pay (as defined in each named executive’s respective CIC Agreement) as follows:

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Multiple of Base Salary
Named Executive	and Incentive Pay
Chief Executive Officer	2.5
Chief Financial Officer	2.5
Chief Administrative Officer	2.0
Chief Operating Officer – Coal	2.0
Chief Operating Officer – E&P	2.0

Additionally, benefits would be continued for 24 to 30 months (as set forth in the applicable CIC Agreement) and equity grants would accelerate and vest in connection with a change in control. The Compensation Committee believes that providing change in control benefits in the CIC Agreements and equity award agreements would motivate executives to take actions in the event of a proposed change in control that are in the best interests of CONSOL and its shareholders, while reducing the distraction of the potential impact of such a transaction on the named executive personally. To protect the business interests of CONSOL, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables and Information” on page 60.

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL, our CIC Agreements that were entered into prior to 2009 provide for tax gross-ups in the event of a change in control (the CIC Agreements of Messrs. Khani, Brock and Dugan, which were entered into more recently, do not contain change in control tax gross-ups). If it is determined that any payment or distribution by CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Administrative Officer) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Administrative Officer) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC Agreements entered into prior to 2009, the Compensation Committee determined that such gross-up payments were consistent with general market practice at that time such that each executive would receive the intended level of severance benefits unencumbered by the 20% excise tax. It is CONSOL’s policy not to provide tax gross-ups in future CIC Agreements, as evidenced by the more recent agreements with Messrs. Khani, Brock and Dugan.

Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy, which provides that the Compensation Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter that was paid to an executive officer in the three years prior to a restatement as a result of CONSOL’s material non-compliance with the financial reporting requirements of the securities laws if (i) such officer is responsible for such restatement and (ii) the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of CONSOL’s stock, the value of which is a multiple of that employee’s base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement which is as follows:

	Ownership Requirement	Actual Ownership
Named Executive	(As Multiple of Base Salary)	(As Multiple of Base Salary(1))
Chief Executive Officer	5.5	8.83
Chief Financial Officer	3.5	2.17	(2)
Chief Administrative Officer	2.5	4.03
Chief Operating Officer – Coal	2.5	2.85
Chief Operating Officer – E&P	2.5	1.92	(2)
(1)	Based on CONSOL’s 200-day average rolling stock price per share ending December 31, 2016 of $16.6377.
(2)	The Company’s stock ownership guidelines provide for a five year period to achieve compliance with the ownership requirement. In each case, the Chief Financial Officer and the Chief Operating Officer – E&P have until 2019 in order to achieve compliance.

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Our stock ownership guidelines were implemented by the Compensation Committee to further align our named executives’ interests with those of our shareholders and to comply with what we believe are best practices. CONSOL reviews named executives’ compliance with the stock ownership guidelines annually. As of December 31, 2016, all of our named executives had satisfied their stock ownership guidelines, or are expected to within the five-year period.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers (including named executives) and employees from engaging in any of the following activities with respect to securities of CONSOL (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CONSOL stock on margin; (ii) short sales; (iii) buying or selling options (other than the grant and exercise of compensatory stock options by CONSOL to directors, officers and employees), including buying or selling puts or calls or other hedging transactions with CONSOL securities; or (iv) pledging CONSOL stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course). As disclosed in the Beneficial Ownership of Securities table above, as a result of Mr. Thorndike’s contractual arrangement with a third party who acquired shares in a margin account, Mr. Thorndike may be deemed to own 50,000 shares that were acquired on margin. Mr. Thorndike has indicated he will use commercially reasonable efforts to pay down the margin. As of March 20, 2017, Mr. Thorndike reduced the number of shares that are deemed to be held in the margin account by 5% to 47,500. Also as disclosed in the Beneficial Ownership of Securities table above, Mr. Lanigan may be deemed to own 30,600 shares held by a family limited partnership, of which Mr. Lanigan is a general partner, and 20,000 shares led by a limited liability company, of which Mr. Lanigan is part owner of the managing member, which shares currently are held in a marginable account, but are on non-margin status.

Stock Retention Requirements

The Compensation Committee has implemented stock retention requirements applicable to our named executives and certain of our other employees for regular annual cycle PSU and RSU awards in which 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from the Board determined grant date or (ii) the participant reaching age 62.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL’s compensation program. Our principal perquisite programs currently include club memberships, de minimis personal usage of company purchased event tickets, and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table. We do not provide tax gross-ups on CONSOL-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing our compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of CONSOL and program intent.

With some exceptions, Section 162(m) of the Code limits CONSOL’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers, other than the Chief Financial Officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. In order to serve the interests of our shareholders, awards made under our STIC, option and PSU awards generally are structured to comply with Section 162(m) of the Code to maximize our tax deductions.

Although the Compensation Committee strives to provide the named executives with compensation packages that will preserve deductibility of significant components of those packages to the extent reasonably practicable or consistent with our compensation objectives, the Committee believes that shareholder interests are best served by not restricting the Committee’s flexibility in structuring, determining and ultimately approving payment with respect to these compensation programs (even if the programs or such decisions may result in certain non-deductible compensation).

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee: Alvin R. Carpenter, Chairman Gregory A. Lanham John T. Mills Joseph P. Platt William N. Thorndike, Jr.

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that CONSOL specifically incorporates the Report by reference therein.

Compensation Policies and Practices as They Relate to CONSOL’s Risk Management

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks.

In January 2016, the Compensation Committee reviewed an assessment of the risks, if any, to CONSOL associated with our compensation policies and practices. The Compensation Committee, with management, reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on CONSOL. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards long-term incentive compensation.

•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including (among others) Safety, Free Cash Flow, ROCE, TSR, and absolute stock price. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics. In cases where management determines performance scores, the Compensation Committee and Board generally review and make judgments regarding these determinations.

•	Cap on Incentive Payouts: Our incentive programs use financial measures with sliding scales, with amounts, if potentially earned, interpolated between threshold, target and maximum. Payouts are capped at a percentage of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•	Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in CONSOL and retain shares of CONSOL acquired through equity grants for the long-term.

Based on its review of CONSOL’s internal controls and the risk mitigating components of CONSOL’s compensation programs identified in the management team’s risk assessment, together with the assistance of its outside compensation consultant, it was determined that CONSOL’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on CONSOL.

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Summary Compensation Table – 2016, 2015 and 2014

The following table discloses the compensation for Mr. DeIuliis, the principal executive officer of CONSOL, Mr. Khani, the principal financial officer of CONSOL, and the other three most highly compensated named executives of CONSOL serving at fiscal year-end 2016: Mr. Johnson, Chief Administrative Officer; Mr. Dugan, Chief Operating Officer – E&P; and Mr. Brock, Chief Operating Officer – Coal.

In reviewing the amounts shown in the 2016 row of the table for each named executive officer, please note the reported values in the “Stock Awards,” “Option Awards” and “SEC Total” columns are significantly higher than the true value of compensation approved by the Compensation Committee due to a technical accounting rule and the following events:

•	Consistent with prior years, the Compensation Committee approved, and determined the value of, the named executives’ 2016 PSU and Option awards in January 2016 (the “Contingent Equity Awards”).

•	At the time the Compensation Committee approved the grant of the Contingent Equity Awards, there were insufficient shares available under the Corporation’s Equity Incentive Plan (the “Plan”). In order to avoid putting the other employee equity awards at risk by making them conditioned on the shareholder approval process, the named executives recommended that their Contingent Equity Awards be granted subject to shareholder approval of additional shares under the Plan. Our shareholders overwhelmingly approved additional shares under the Plan and the executives’ Contingent Equity Awards at our 2016 Annual Meeting on May 11, 2016.

•	Between January 29, 2016, when the Compensation Committee approved the grants, and May 11, 2016, the date of shareholder approval, our stock price increased from $7.94 to $15.23 per share (a 92% increase in the stock price in less than a four-month period).

•	The Plan had not been submitted for shareholder approval since the 2012 Annual Meeting and, if the Corporation’s stock had not been trading at historically low levels in January 2016, the Compensation Committee would not have needed to grant the named executives’ Contingent Equity Awards subject to shareholder approval at the 2016 Annual Meeting.

•	The rules require that the values included in the “Stock Awards” and “Option Awards” columns below be determined in accordance with FASB ASC Topic 718. Because of this rule, the Contingent Equity Awards of our named executives are treated as granted as of the date of shareholder approval (May 11, 2016), rather than the date that the Compensation Committee approved the grants (January 29, 2016). Due to this treatment, CONSOL is required to include in the Summary Compensation Table a significantly higher value for the Contingent Equity Awards than the value approved by the Compensation Committee for such awards on the grant date and, accordingly, there is a material disconnect between what is reported in the table and what the Compensation Committee approved. This result is a departure from how equity awards have historically been reported in the table only because the Contingent Equity Awards were granted subject to shareholder approval at the 2016 Annual Meeting. Our named executives’ awards could have been reported as of the January 29th Board approved grant date and this reporting anomaly avoided by simply having the non-executive employee awards (as opposed to the named executives’ awards) made contingent upon shareholder approval.

•	In order to help the reader understand the Compensation Committee’s intention and expectation when it granted the Contingent Equity Awards to the named executives, we have included an “Adjusted SEC Total” column reflecting the named executives’ 2016 total compensation with a valuation on the January 29, 2016 grant date of the awards. This amount is not a substitute for the amount reported as SEC total compensation in accordance with the SEC proxy rules. Further, the equity amounts in the table may not correspond to the actual economic value that will be received by the named executives. See “Compensation Discussions and Analysis – Contingent Equity Awards” for further information.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards(1)(2) (e)		Option Awards(1)(2) (f)		Non-Equity Incentive Compensation(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)		SEC Total (j)	Adjusted SEC Total(6)(7)
Nicholas J. DeIuliis(8)	2016	$800,000	$—	$11,512,618	(1)	$5,565,310	(1)	$1,920,000	$658,101	$58,353	(9)	$20,514,382	$10,772,740
President and Chief	2015	$798,154	$—	$6,129,389		$—		$781,000	$—	$54,063		$7,762,606	$7,762,606
Executive Officer	2014	$738,500	$—	$4,018,389		$—		$1,776,000	$1,734,790	$58,418		$8,326,097	$8,326,097
David M. Khani	2016	$517,188	$—	$3,837,558	(1)	$1,855,103	(1)	$725,000	$87,749	$51,297	(10)	$7,073,895	$3,826,670
Chief Financial	2015	$504,539	$—	$1,770,399		$—		$288,000	$30,412	$48,885		$2,642,235	$2,642,235
Officer	2014	$489,000	$—	$1,797,637		$—		$686,000	$89,804	$44,339		$3,106,780	$3,106,780
Stephen W. Johnson	2016	$483,197	$—	$2,878,169	(1)	$1,391,328	(1)	$632,000	$395,303	$44,800	(11)	$5,824,797	$3,389,377
Chief Administrative	2015	$473,569	$—	$1,532,362		$—		$251,000	$241,524	$42,823		$2,541,278	$2,541,278
Officer	2014	$459,000	$—	$1,462,508		$—		$598,000	$643,446	$42,610		$3,205,564	$3,205,564
James A. Brock	2016	$409,654	$—	$2,368,779	(1)(12)	$—		$533,000	$301,970	$45,606	(13)	$3,659,009	$2,044,580
Chief Operating
Officer – Coal
Timothy C. Dugan	2016	$435,257	$—	$2,686,291	(1)	$1,298,577	(1)	$567,000	$57,953	$44,800	(14)	$5,089,878	$2,816,817
Chief Operating	2015	$424,600	$—	$1,225,878		$—		$225,000	$26,970	$45,305		$1,947,753	$1,947,753
Officer – E&P	2014	$369,846	$100,000	$1,450,000		$—		$457,000	$53,527	$122,106		$2,552,479	$2,552,479

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(1)	These values represent the aggregate grant date fair value of PSU and Option awards granted to the named executives in 2016, and are based on the aggregate grant date fair value of the awards computed in accordance with SEC rules and FASB ASC Topic 718.

As noted in the introduction to the Summary Compensation Table, the Board-approved grant date of the 2016 PSU and Option awards was on January 29, 2016, but the values reported in the “Stock Awards” and “Option Awards” columns (columns (e) and (f)) are based on a grant date of May 11, 2016 (a date by which the Corporation’s common stock had appreciated by 92% as compared to its price on the actual grant date in January 2016). If the reported values were based on the Corporation’s common stock price on the January 29, 2016 grant date, as approved by our Compensation Committee, the values set forth in the “Stock Awards” and “Option Awards” columns of the 2016 row would be as follows (the final column demonstrates the significant discrepancy between the grant date value and the 2016 Annual Meeting values of the 2016 PSU and Option awards):

			Aggregate Difference from
	PSUs	Options	Reported Amount in Column
Named Executive	(1/29/16 Valuation)	(1/29/16 Valuation)	(j)
Chief Executive Officer	$4,526,080	$2,810,206	$9,741,642
Chief Financial Officer	$1,508,701	$936,735	$3,247,225
Chief Administrative Officer	$1,131,525	$702,552	$2,435,420
Chief Operating Officer – Coal	$754,350	—	$1,164,429
Chief Operating Officer – E&P	$1,056,090	$655,717	$2,273,061

(2)	The values set forth in the columns reflect awards of PSUs and Options granted in 2016 and PSUs and RSUs granted in 2015 and 2014, and are based on the aggregate grant date fair value of these awards computed in accordance with SEC rules and FASB ASC Topic 718. The amounts reported in these columns reflect the accounting cost for these awards, and do not correspond to the actual economic value that may be received by the named executives. For example, in order for the PSUs to vest even with a 50% payout, certain threshold levels for the (TSR) and Absolute Stock Price (“ASP”) must be attained. Similarly, in order for the Options to have any value to the named executive, the stock price must equal or exceed the exercise price, and do so after the Option vests but before the ten-year life of the Option expires.

Additionally, please note the following regarding the 2016 PSU and Option awards:

•	2016 PSUs. For the 2016 PSUs, the grant date fair value is computed based upon a Monte Carlo simulation for both the TSR component and the ASP component, which results in a valuation of 182% of the May 11, 2016 stock price of $15.23 per share. The TSR fair value component was determined using four primary input assumptions for an asset projection: the risk-free rate (.80%), the dividend yield for CONSOL (0%), the volatility of returns (68.30%), and the assumed correlation in stock returns among the comparator group, the S&P 500. The grant date fair value of the TSR portion was $26.81. The ASP fair value component requires three primary input assumptions for an asset projection: the risk-free rate (1.14%), the dividend yield (0%) for CONSOL, and the volatility of returns (52.80%). The grant date fair value of the ASP portion was $28.57. Instead of the actual grant date of January 29, 2016, FASB ASC Topic 718 requires the Corporation to value the PSUs as of the shareholder approval date of the Plan of May 11, 2016, which has the effect of significantly inflating the value of the awards as compared to the value approved by the Compensation Committee at the time of grant since the stock price increased 92% between the two dates. The value of the awards in the “Stock Awards” column on the May 11, 2016 grant date for FASB ASC Topic 718 purposes assumes that the highest level of the conditions will be achieved (resulting in no additional expense in the future).

•	2016 Options. For the 2016 Options, the grant date fair value is computed based upon a Black-Scholes Model. The fair value of the Options was determined using various assumptions: expected volatility (61.11%), dividend yield (0%), and the risk-free rate (1.12%) were key assumptions in the model. The grant date fair value of the options was $8.08. Similar to the 2016 PSUs, FASB ASC Topic 718 requires the Corporation to value the Options for this Model using the Corporation’s stock price as of the Plan’s shareholder approval date of May 11, 2016, instead of the actual grant date of January 29, 2016, which has the effect of significantly inflating the value of the awards since the Corporation’s stock price increased 92% between the two dates.

A discussion of the relevant assumptions made in the valuation of these PSU and Option awards is provided in Note 17 of the 2016 Annual Report.

For the 2015 and 2014 RSUs, the grant date fair value is computed based upon the closing price per share of CONSOL’s stock on the actual grant date which was $28.95 and $37.35, respectively. The 2015 and 2014 PSUs are made up of a performance component (Return on Capital Employed) and a TSR component. The performance component is computed based upon the closing price per share of the Corporation’s stock on the grant date which was $28.95 and $37.35 in 2014 and 2015. The TSR component is computed using a Monte Carlo simulation with the same basic assumptions as described above: the risk-free rate (.74% in 2015 and .66% in 2014), the dividend yield for CONSOL (.86% in 2015 and .67% in 2014), the volatility of returns (32.30% in 2015 and 40.60% in 2014), and the assumed correlation in stock returns among the comparator group, the S&P 500. The fair value of the TSR component was $31.22 in 2015 and $48.50 in 2014.

The amounts reported in these columns reflect the accounting cost for these awards, and may not correspond to the actual economic value that will be received by the named executives.

(3)	Includes cash incentives earned in the applicable year under the CONSOL STIC. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

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(4)	Amounts reflect the actuarial increase in the present value of the named executives’ benefits under the CONSOL Employee Retirement Plan (qualified plan), the CONSOL Retirement Restoration Plan, the CONSOL Supplemental Retirement Plan (“SERP”) and the Defined Contribution Restoration Plan. The 2016 increase in value for Mr. DeIuliis is primarily due to (i) a decrease in the discount rates associated with the SERP from 4.55% in 2015 to 4.26% in 2016, (ii) a decrease in the discount rates associated with the qualified plan from 4.50% in 2015 to 4.31% in 2016, and (iii) the fact that he is one year closer to retirement under the terms of the applicable retirement plans. These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CONSOL’s applicable Annual Reports on Form 10-K (Note 14 in the 2016 Annual Report for the 2016 amount, Note 16 in the 2015 Annual Report for the 2015 amount, and Note 16 in the 2014 Annual Report for the 2014 amount). Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The significant variability year-over-year is underscored by the fact that, in 2015, the value was zero for Mr. DeIuliis and related to a negative change in the pension value of $474,444 for that year. It should be noted that the pension values are calculated pursuant to SEC requirements that are based on assumptions used in preparing the Corporation’s audited financial statements for the applicable fiscal years and do not present actual value delivered to the named executives for those years.

(5)	On April 6, 2009, CONSOL filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. In 2016, none of the named executives used tickets purchased by the Corporation to attend sporting events or other events for a non-business purpose in excess of the four ticket de minimis level.

(6)	The “Adjusted SEC Total” column shows the named executives’ total compensation for 2016 based on a valuation of the 2016 PSU and Option awards relating to the Corporation’s closing stock price per share on January 29, 2016, which is the grant date approved by the Compensation Committee. The January 29, 2016 valuations of the 2016 PSU and Option awards are set forth in Footnote 1. Further, the values included for 2015 and 2014 are for ease of reference (and match the numbers included in the 2015 and 2014 “Stock Awards” and “Option Awards” rows, respectively) which further underscores that 2016 PSU and Option awards being granted contingent upon shareholder approval at the 2016 Annual Meeting, coupled with the dramatic increase in our stock price between January 29, 2016 and May 11, 2016, are the sole reasons why the equity award values in the 2016 row of the table (and, as a result, the “SEC Total” row), are significantly higher than in prior years.

(7)	In reviewing the amounts shown in the 2016 row of the table, as compared to the 2015 row, for each named executive, there were specific reasons, some of which led to significant gains to our share price and for our shareholders, and some of which were beyond the Corporation’s control, that caused an increase in reported compensation year-over-year, including:

•	Non-Equity Incentive Compensation. In January 2016, the Board determined that the preservation, and increase, of free cash flow was a critical goal for the Corporation in the wake of multiple bankruptcy filings by coal companies, including four 2016 peer companies. As described in “Compensation Discussion and Analysis – 2016 STIC,” cash flow was the sole performance factor intended to focus management’s attention on achieving this goal, which management did resulting in excess of maximum achievement of the goal and maximum payouts to our named executives under the 2016 STIC. Our shareholders directly benefited from this achievement with CONSOL’s stock closing at $18.23 per share at fiscal year-end 2016, as opposed to $7.90 per share at fiscal year-end 2015.

•	Change in Pension Value. As described in more detail in Footnote 4 to the table, change in pension value from year to year is subject to many external variables, such as interest and discount rates, which are not related to CONSOL’s performance. This reported number is theoretical and does not reflect an amount to be paid to the named executive. A dramatic example of the effect of this variability year to year is seen with Mr. DeIuliis for whom zero is reported in the 2015 row of the table because there was a decrease of $474,444 in the actuarial present value of his pension benefit, thus making the change in pension value number set forth in the 2016 row of the table seem significant when, in fact, it is due to a decrease in discount rates and that he is a year closer to retirement under our plans.

(8)	Mr. DeIuliis did not receive any additional compensation from CONSOL in connection with his Board service in 2016.

(9)	Mr. DeIuliis’ personal benefits for 2016 include: an annual vehicle allowance, annual physical exam, and luncheon and city club dues. The total in column (i) includes $15,900 in employer matching contributions and $15,900 in discretionary contributions made by CONSOL under its 401(k) plan.

(10)	Mr. Khani’s personal benefits for 2016 include: an annual vehicle allowance, annual physical exam, and luncheon and city club dues. The total in column (i) includes $15,900 in matching contributions and $15,900 in discretionary contributions made by CONSOL under its 401(k) plan.

(11)	Mr. Johnson’s personal benefits for 2016 include an annual vehicle allowance. The total in column (i) also includes $15,900 in matching contributions and $15,900 in discretionary contributions made by CONSOL under its 401(k) plan.

(12)	This amount includes $450,000 in CNXC units that Mr. Brock received in 2016 in lieu of CONSOL Options. The reported value is based on the aggregate grant date fair value of this award computed in accordance with SEC rules and FASB ASC Topic 718. A discussion of the relevant assumptions made in the valuation of the grant is provided in Note 20 of the 2016 Annual Report on Form 10-K for CNX Coal Resources.

(13)	Mr. Brock’s personal benefits for 2016 include: spousal travel and a company vehicle. The total in column (i) also includes $15,900 in matching contributions and $15,900 in discretionary contributions made by CONSOL under its 401(k) plan.

(14)	Mr. Dugan’s personal benefits for 2016 include an annual vehicle allowance. The total in column (i) also includes $15,900 in matching contributions and $15,900 in discretionary contributions made by CONSOL under its 401(k) plan.

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Grants of Plan-Based Awards – 2016

The following table sets forth each grant made to a named executive in the 2016 fiscal year under plans established by CONSOL or CNXC.

									All
									Other	All
									Stock	Other
									Awards:	Option		Grant Date
			Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	Exercise	Fair Value of
			Under Non-Equity Incentive			Under Equity Incentive			of	Number of	or Base	Stock and
			Plan Awards			Plan Awards			Shares	Securities	Price of	Option
			(STIC Awards)(1)			(PSUs)(2)			of Stock	Underlying	Option	Awards
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	(Target)(4)
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Nicholas J. DeIuliis	—		384,000	960,000	1,920,000	—	—	—	—	—	—	—
	1/29/16	(3)	—	—	—	207,809	415,618	831,236	—	—	—	$11,512,618
	1/29/16	(3)	—	—	—	—	—	—	—	688,776	$7.94	$5,565,310
David M. Khani	—		144,935	362,338	724,676	—	—	—	—	—	—	—
	1/29/16	(3)	—	—	—	69,270	138,540	277,080	—	—	—	$3,837,558
	1/29/16	(3)	—	—	—	—	—	—	—	229,592	$7.94	$1,855,103
Stephen W. Johnson	—		126,321	315,803	631,606	—	—	—	—	—	—	—
	1/29/16	(3)	—	—	—	51,953	103,905	207,810	—	—	—	$2,878,169
	1/29/16	(3)	—	—	—	—	—	—	—	172,194	$7.94	$1,532,362
James A. Brock	—		106,600	266,500	533,000	—	—	—	—	—	—	—
	1/29/16	(3)	—	—	—	34,635	69,270	138,540	—	—	—	$1,918,779
	1/29/16	(5)	—	—	—	—	—	—	56,963	—	—	$450,000
Timothy C. Dugan	—		113,262	283,156	566,312	—	—	—	—	—	—	—
	1/29/16	(3)	—	—	—	48,489	96,978	193,956	—	—	—	$2,686,291
	1/29/16	(3)	—	—	—	—	—	—	—	160,715	$7.94	$1,298,577

(1)	Awards were made pursuant to the STIC under the Executive Annual Incentive Plan. Actual incentive plan payments based on fiscal 2016 performance are set forth in column (g) of our Summary Compensation Table.

(2)	These columns report the number of PSUs that may be earned pursuant to the awards granted under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.

(3)	Grants were made under the Plan.

(4)	The values set forth in this column reflect awards of PSUs (at target), Options, and CNXC units (the latter with respect to Mr. Brock only) and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Top 718. The values set forth in this table may not correspond to the actual values that will be realized by the named executives.

(5)	Grant was made under the CNXC 2015 Long-Term Equity Incentive Plan.

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Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, and long-term equity awards generally in the form of stock options, RSUs, and/or PSUs. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

STIC

To be eligible to receive an annual award under the STIC, a named executive must generally be an active, full-time employee on December 31 of the year in which the award was granted. For more information on the STIC, see “Compensation Discussion and Analysis” on page 32.

RSUs

RSUs are granted under our Plan. Our Compensation Committee determines the number of RSUs to be granted to each executive participant, the duration of such awards, the conditions under which the RSUs may be forfeited to CONSOL, and the other terms and conditions of such awards. RSUs are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service. The timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

PSUs

The PSU awards represent a contingent right to receive shares of CONSOL common stock to the extent such units are earned and become payable pursuant to the terms of the Plan and related award documents. For more information on the PSU awards, see “Compensation Discussion and Analysis” on page 32.

OPTIONS

Option grants to employees generally vest ratably over a three-year period from the grant date with each Option, once vested, representing the right to receive a share of stock upon exercise of the Option. Our Compensation Committee determines the number of Options to be granted to each executive participant, the term of the Option (generally ten years), and the other terms and conditions of their Option awards.

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Outstanding Equity Awards at Fiscal Year-End for CONSOL Energy – 2016

The following table sets forth all unexercised options, and unvested RSU and PSU awards that have been awarded to our named executives by CONSOL and were outstanding as of December 31, 2016.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
Nicholas J. DeIuliis	48,072	(3)	—		—	27.900	2/17/2019	—		—	—	—
	35,589	(4)	—		—	50.500	2/16/2020	—		—	—	—
	152,046	(5)	—		—	45.050	6/15/2020	—		—	—	—
	34,177	(6)	—		—	48.610	2/23/2021	—		—	—	—
	52,879	(7)	—		—	35.820	3/01/2022	—		—	—	—
	—		688,776	(13)	—	7.940	1/29/2026	—		—	—	—
	—		—		—	—	—	75,916	(8)	1,383,949	—	—
	—		—		—	—	—	60,142	(14)	1,096,389	—	—
	—		—		—	—	—	166,244	(15)	3,030,628	—	—
	—		—		—	—	—	—		—	779,790	14,215,572
David M. Khani	7,487	(7)	—		—	35.820	3/01/2022	—		—	—	—
	—		229,592	(13)	—	7.940	1/29/2026	—		—	—	—
	—		—		—	—	—	22,510	(8)	410,357	—	—
	—		—		—	—	—	19,885	(11)	362,504	—	—
	—		—		—	—	—	13,561	(14)	247,217	—	—
	—		—		—	—	—	55,416	(15)	1,010,234	—	—
	—		—		—	—	—	—		—	254,821	4,645,387
Stephen W. Johnson	18,806	(3)	—		—	27.900	2/17/2019	—		—	—	—
	12,193	(4)	—		—	50.500	2/16/2020	—		—	—	—
	60,819	(5)	—		—	45.050	6/15/2020	—		—	—	—
	13,722	(6)	—		—	48.610	2/23/2021	—		—	—	—
	20,219	(7)	—		—	35.820	3/01/2022	—		—	—	—
	—		172,194	(13)	—	7.940	1/29/2026	—		—	—	—
	—		—		—	—	—	21,389	(8)	389,921	—	—
	—		—		—	—	—	19,532	(14)	356,068	—	—
	—		—		—	—	—	41,560	(15)	757,639	—	—
	—		—		—	—	—	—		—	194,948	3,553,902
James A. Brock	6,432	(9)	—		—	34.850	2/20/2017	—		—	—	—
	3,111	(10)	—		—	78.650	2/19/2018	—		—	—	—
	6,347	(3)	—		—	27.900	2/17/2019	—		—	—	—
	4,115	(4)	—		—	50.500	2/16/2020	—		—	—	—
	6,329	(6)	—		—	48.610	2/23/2021	—		—	—	—
	12,420	(7)	—		—	36.140	1/26/2022	—		—	—	—
	—		—		—	—	—	10,983	(8)	200,220	—	—
	—		—		—	—	—	10,896	(12)	198,634	—	—
	—		—		—	—	—	27,708	(15)	505,117	—	—
	—		—		—	—	—	—		—	125,179	2,282,013
Timothy C. Dugan	—		160,715	(13)	—	7.940	1/29/2026	—		—	—	—
	—		—		—	—	—	22,014	(8)	401,315	—	—
	—		—		—	—	—	10,896	(12)	198,634	—	—
	—		—		—	—	—	38,788	(15)	707,105	—	—
	—		—		—	—	—	—		—	178,124	3,247,201

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(1)	The market value for RSUs and PSUs was determined by multiplying the closing market price for CONSOL common stock on December 31, 2016 ($18.23) by the number of shares relating to the RSU and PSU awards.

(2)	This column shows the aggregate number of unvested PSUs for which the performance period has not lapsed. The performance period for the PSU awards granted in 2016 is January 1, 2016 through December 31, 2020 vesting 20% per year (with only the 2017 through 2020 tranches remaining outstanding). The performance period for the PSU awards granted in 2015 is January 1, 2015 through December 31, 2017. The PSU amounts presented for the 2016 PSU awards are based on achieving performance goals at the maximum level and for the 2015 PSU awards are based on achieving performance goals at the target level.

(3)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted February 16, 2010 and February 19, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Represents 100% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee for the performance period ending December 31, 2010, on February 16, 2012 by the Compensation Committee for the performance period ending December 31, 2011, on January 28, 2013 by the Compensation Committee for the period ending December 31, 2012 and on January 28, 2014 by the Compensation Committee for the period ending December 31, 2013.

(6)	Options granted February 23, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(7)	Options granted February 29, 2012 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	RSUs granted on January 31, 2014 and January 30, 2015 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	Options granted on February 20, 2007 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(10)	Options granted February 19, 2008 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	RSUs granted on January 31, 2014, which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date.

(12)	RSUs granted on September 24, 2014 which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date.

(13)	Options granted January 29, 2016 that vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(14)	The performance period for the PSU awards was January 1, 2014 through December 31, 2016. The amounts are based on actual performance results for the period.

(15)	The performance period for the 2016 tranche of the 2016 PSU awards was January 1, 2016 through December 31, 2016. The amounts are based on actual performance results for the period.

Outstanding Equity Awards at Fiscal Year-End for CNX Coal Resources – 2016

The following table sets forth the outstanding equity awards that have been granted to our named executive under CNX Coal Resources LP 2015 Long-Term Incentive Plan and that were outstanding as of December 31, 2016.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)	Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
James A. Brock	—	—	—	—	—	56,963	1,039,575	—	—

(1)	The market value for phantom units was determined by multiplying the closing market price for CNXC common units on December 30, 2016 ($18.25) by the number of units underlying the award. These phantom units were granted on January 29, 2016 and vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

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Option Exercises and Stock Vested Table – 2016

The following table sets forth information concerning each exercise of CONSOL Options and the vesting of RSUs of CONSOL during the 2016 fiscal year.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Nicholas J. DeIuliis	—	—	44,566	$373,909
David M. Khani	—	—	13,462	$112,946
Stephen W. Johnson	—	—	13,556	$113,735
James A. Brock	—	—	7,072	$59,334
Timothy C. Dugan	—	—	15,742	$132,075

(1)	Values include vesting of RSU awards granted in each of 2014 and 2015.

Pension Benefits Table – 2016

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(1)	Last Fiscal Year
Name	CONSOL Plan Name	(#)	($)	($)
Nicholas J. DeIuliis	Employee Retirement Plan	25	$541,890	—
	Retirement Restoration Plan	16	$0	—
	Supplemental Retirement Plan	20	$5,428,540	—
David M. Khani	Employee Retirement Plan	3	$33,841	—
	Supplemental Retirement Plan	0.25	$17,014	—
	New Restoration Plan	5	$265,359	—
Stephen W. Johnson	Employee Retirement Plan	7	$88,063	—
	Supplemental Retirement Plan	11	$2,251,150	—
James A. Brock	Employee Retirement Plan	34	$1,249,683	—
	Retirement Restoration Plan	25	$167,902	—
	Supplemental Retirement Plan	20	$1,493,346	—
	New Restoration Plan	5	$187,503	—
Timothy C. Dugan	Employee Retirement Plan	1	$10,778	—
	New Restoration Plan	3	$127,672	—

(1)	The accumulated benefits included in this column were computed through December 31, 2016 using the assumptions stated in the financial statements included in the 2016 Annual Report (Note 14).

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Understanding Our Pension Benefits Table

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan.

Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across CONSOL’s employee population and formed a part of the general retirement benefit program available to employees through December 31, 2015. Effective January 1, 2016, the Pension Plan was frozen.

Eligibility

The Pension Plan covers employees of the Corporation and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. The Pension Plan does not include other categories of individuals, such as leased employees, independent contractors and employees covered by a collective bargaining agreement that does not provide for participation in the Pension Plan. On September 30, 2014, the Pension Plan was amended to reduce future accruals of pension benefits as of December 31, 2014. The plan amendment called for a hard freeze of the Pension Plan on December 31, 2014 for employees who were under age 40 or had less than 10 years of service as of September 30, 2014. In addition, employees hired or rehired on or after October 1, 2014 are not eligible to participate in the Pension Plan. Beginning January 1, 2015, the Corporation contributed an additional 3% Qualified Non-Elective Contribution (QNEC) of eligible compensation into the 401(k) plan accounts for these affected employees. Employees who were age 40 or over and had at least 10 years of service as of September 30, 2014 continued in the Pension Plan unchanged and were not eligible for the QNEC. As a result of this amendment, Messrs. Khani, Johnson and Dugan received the additional 3% QNEC into their 401(k) plan accounts effective January 1, 2015 and did not accrue any additional benefits under the Pension Plan after December 31, 2014. Messrs. DeIuliis and Brock were not impacted by these changes and continued in the Pension Plan unchanged, with no eligibility for the QNEC, during 2015. On September 9, 2015, the Pension Plan was amended to cease future accruals of pension benefits as of December 31, 2015. The plan amendment implemented a hard freeze of the Pension Plan on December 31, 2015 for all remaining participants in the plan. In addition, the 401(k) plan was amended to end the additional 3% QNEC as of December 31, 2015. As a result of these amendments Messrs. DeIuliis and Brock have not accrued any additional benefits under the Pension Plan after December 31, 2015 and Messrs. Khani, Johnson and Dugan have ceased to receive any further QNEC under the 401(k) plan after December 31, 2015.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by the Corporation or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. DeIuliis, Johnson and Brock have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2016, if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2016, Messrs. DeIuliis and Khani are eligible for separation retirement under the Pension Plan; however, Mr. DeIuliis would not be entitled to payment until he attained age 50.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules

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depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2016, Messrs. Johnson and Brock are eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2016.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Pension Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Due to the Plan being frozen, average monthly pay is based on pay as of December 31, 2014 for Messrs. Khani, Johnson and Dugan and as of December 31, 2015 for Messrs. DeIuliis and Brock. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and retain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the statutory limitations imposed by the Code.

In December 2006, the Board authorized amendments to the Restoration Plan which froze the plan effective December 31, 2006 for CONSOL employees and December 31, 2005 for CNX Gas employees. After the applicable date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of the applicable date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum. Any such lump sum distribution of benefits will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50, except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Benefits under the Restoration Plan are paid in the form of a lump sum. As of December 31, 2016, Mr. Brock was eligible for early retirement under the Restoration Plan. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Supplemental Retirement Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets.

The named executives and other eligible individuals are participants in the Supplemental Retirement Plan. On September 9, 2009, the Board adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit

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under the plan for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Messrs. DeIuliis and Johnson. The amendments to the plan are consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization which occurred in January 2009.

In September 2011, the Board also authorized amendments to the Supplemental Retirement Plan which froze the plan effective December 31, 2011 for current and future CONSOL employees except for certain officers referred to hereafter as the excepted employees. After the applicable date, no existing participant or future CONSOL employee, other than the excepted employees, accrues benefits and no compensation or service is counted for purposes of calculating benefits under the Supplemental Retirement Plan. Frozen participant’s years of service will continue to accrue solely for vesting purposes. Messrs. DeIuliis and Johnson are excepted employees and continue to accrue benefits under the Supplemental Retirement Plan. Messrs. Khani and Brock are frozen participants under the Supplemental Retirement Plan. We established the Supplemental Retirement Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws.

The Compensation Committee has reserved the right to terminate a participant’s participation in the Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the Supplemental Retirement Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the Supplemental Retirement Plan.

No benefit will be vested under the Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables and Information” on page 60.

Benefits under the Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan

In September 2011, the Board approved and adopted the New Restoration Plan, effective January 1, 2012. The New Restoration Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The New Restoration Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CONSOL employees who are eligible to participate and accrue benefits in the Supplemental Retirement Plan are ineligible to participate in the New Restoration Plan.

The Board established the New Restoration Plan upon the freezing of the Supplemental Retirement Plan as to certain employees in order to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. Messrs. Khani, Dugan and Brock and other eligible individuals are participants in the New Restoration Plan.

The Compensation Committee has reserved the right to terminate a participant’s participation in the New Restoration Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the New Restoration Plan’s basic eligibility standards, the participant’s participation in New Restoration Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required.

Eligibility for benefits under the New Restoration Plan is determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the Award Period exceed the compensation limits imposed by section 401(a)(17) of the Code (up to $265,000 for 2016) are eligible for benefits under the New Restoration Plan for the Award Period. The amount of each eligible participant’s benefit under the plan is equal to 9% times annual base salary as of December 31 and amounts received under the CONSOL Energy Inc. STIC or other annual incentive program earned for services rendered by the participant during the Award Period less 6% times the lesser of annual base salary as of December 31 or the compensation limit imposed by the Code for the Award Period ($265,000 for 2016).

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Benefits under the New Restoration Plan will be paid in the form of two hundred forty (240) equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by two hundred forty (240). Benefits shall commence in the month immediately following the later to occur of: (i) the month in which the participant turns age 60 or (ii) the month containing the six-month anniversary date of the participant’s separation from service.

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CONSOL and/or CNX Gas, in the case of Messrs. DeIuliis and Johnson, and/or CNXC, in the case of Mr. Brock or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2016, and any stock options vested as of December 31, 2016 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2016). The tables assume that employment termination and/or the change in control occurred on December 31, 2016 and a valuation of our common stock based on its closing market price per share on December 30, 2016 of $18.23 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 32. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

In reviewing the following tables, please note that CONSOL’s stock price increased more than 130% in fiscal year 2016. As a result of the significant increase in our stock price from $7.90 per share (year-end closing price in 2015) to $18.23 per share (year-end closing price in 2016), the latter being the stock value required by SEC rules to be used to calculate equity values in the tables below, the “Totals” set forth in the following tables are generally higher than last year in which the stock price did not experience a similar significant increase over the course of the year.

NICHOLAS J. DEIULIIS*

		Termination
	Incapacity	for Good			Disability
	Retirement	Reason or			(without
	(with a social	Not for Cause			a social	Change in
Executive Benefits and	security	(reduction	Termination		security	Control
Payments Upon Termination	disability)	in force)	For Cause	Death	disability)	Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$2,000,000
Short-Term Incentive(2)	—	—	—	$960,000	—	$3,025,833
Severance Pay Plan(3)	—	$384,615	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$7,087,505	—	—	$7,087,505	—	$7,087,505
RSUs: Unvested	$1,383,949	$1,383,949	—	$1,383,949	—	$1,383,949
PSUs: Unvested	$1,395,178	$2,092,768	—	$5,123,454	$1,395,178	$5,123,454
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$17,330
401(k) payment	—	—	—	—	—	$39,750
Restoration Plan	—	—	—	—	—	—
Supplemental Retirement Plan(6)	—	—	—	—	—	$10,016,310
280G Tax Gross-up(7)	—	—	—	—	—	$9,337,028
TOTAL	$9,866,632	$3,861,332	—	$14,554,908	$1,395,178	$38,056,159
*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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DAVID M. KHANI*

		Termination
	Incapacity	for Good			Disability
	Retirement	Reason or			(without
	(with a social	Not for Cause			a social	Change in
Executive Benefits and	security	(reduction	Termination		security	Control
Payments Upon Termination	disability)	in force)	For Cause	Death	disability)	Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$1,294,063
Short-Term Incentive(2)	—	—	—	$362,338	—	$1,165,833
Severance Pay Plan(3)	—	$79,635	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$2,362,502	—	—	$2,362,502	—	$2,362,502
RSUs: Unvested	$772,861	$772,861	—	$772,861	—	$772,861
PSUs: Unvested	$402,968	$604,452	—	$1,614,686	$402,968	$1,614,686
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$24,506
Supplemental Retirement Plan(6)	—	—	—	—	—	$17,617
401(k) payment	—	—	—	—	—	$39,750
New Restoration Plan	—	—	—	—	—	$148,323
280G Tax Reduction(7)	—	—	—	—	—	$(1,846,594)
TOTAL	$3,538,331	$1,456,948	—	$5,112,387	$402,968	$5,618,547
*	Applicable footnotes follow the last table in this section of the Proxy Statement.

STEPHEN W. JOHNSON*

		Termination
	Incapacity	for Good			Disability
	Retirement	Reason or			(without
	(with a social	Not for Cause			a social	Change in
Executive Benefits and	security	(reduction	Termination		security	Control
Payments Upon Termination	disability)	in force)	For Cause	Death	disability)	Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$971,700
Short-Term Incentive(2)	—	—	—	$315,803	—	$819,333
Severance Pay Plan(3)	—	$102,776	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$1,771,876	—	—	$1,771,876	—	$1,771,876
RSUs: Unvested	$285,299	$285,299	—	$285,299	—	$285,299
PSUs: Unvested	$348,776	$523,164	—	$1,280,840	$348,776	$1,280,840
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$17,917
401(k) payment	—	—	—	—	—	$31,800
Supplemental Retirement Plan(6)	—	—	—	—	—	$1,702,381
280G Tax Gross-up(7)	—	—	—	—	—	$2,014,702
TOTAL	$2,405,951	$911,239	—	$3,653,818	$348,776	$8,920,848
*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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JAMES A. BROCK*

		Termination
	Incapacity	for Good			Disability
	Retirement	Reason or			(without
	(with a social	Not for Cause			a social	Change in
Executive Benefits and	security	(reduction	Termination		security	Control
Payments Upon Termination	disability)	in force)	For Cause	Death	disability)	Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$820,000
Short-Term Incentive(2)	—	—	—	$266,500	—	$610,002
Severance Pay Plan(3)	—	$197,115	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	—	—	—	—	—	—
RSUs: Unvested	$341,193	$341,193	—	$341,193	—	$341,193
PSUs: Unvested	$174,364	$261,545	—	$766,663	$174,364	$766,663
CNXC Phantom units: Unvested	$1,039,575	—	—	$1,039,575	—	$1,039,575
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$24,019
401(k) payment	—	—	—	—	—	$31,800
Restoration Plan	—	—	—	—	—	$9,189
Supplemental Retirement Plan(6)	—	—	—	—	—	$1,166,120
New Restoration Plan	—	—	—	—	—	$66,678
280G Tax Reduction(7)	—	—	—	—	—	$(1,086,351)
TOTAL	$1,555,132	$799,853	—	$2,413,931	$174,364	$3,813,888
*	Applicable footnotes follow the last table in this section of the Proxy Statement.

TIMOTHY C. DUGAN*

		Termination
	Incapacity	for Good			Disability
	Retirement	Reason or			(without
	(with a social	Not for Cause			a social	Change in
Executive Benefits and	security	(reduction	Termination		security	Control
Payments Upon Termination	disability)	in force)	For Cause	Death	disability)	Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$871,250
Short-Term Incentive(2)	—	—	—	$283,156	—	$682,000
Severance Pay Plan(3)	—	$67,019	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$1,653,757	—	—	$1,653,757	—	$1,653,757
RSUs: Unvested	$599,949	$599,949	—	$599,949	—	$599,949
PSUs: Unvested	$278,992	$418,488	—	$1,125,651	$278,992	$1,125,651
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$16,402
401(k) payment	—	—	—	—	—	$31,800
New Restoration Plan	—	—	—	—	—	$73,693
280G Tax Reduction(7)	—	—	—	—	—	$(510,415)
TOTAL	$2,542,698	$1,085,456	—	$3,662,513	$278,992	$4,569,087
*	Applicable footnotes follow this table.

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(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a “change in control.”
(2)	In the event of death, Messrs. Khani, DeIuliis, Johnson, Brock and Dugan would earn the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro-rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurred. Assuming a target payout for 2016 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.
(3)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service with a minimum of 8 weeks and up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2016, Messrs. Khani, DeIuliis, Johnson, Brock and Dugan were entitled to 8 weeks, 25 weeks, 11 weeks, 25 weeks, and 8 weeks, respectively, of severance.
(4)	If a currently employed named executive is eligible for Early Retirement, each as defined by the applicable equity award agreements, that named executive would be entitled to the following amounts for unvested, RSUs under any termination scenario except termination for cause (in which case, the equity is forfeited): Mr. Johnson: $104,621 and Mr. Brock: $57,662. Messrs. DeIuliis, Khani, and Dugan are not eligible for Early Retirement and, as such, they would not receive the value of such equity awards in the event of a Separation Retirement. The values for long-term incentive compensation represent the value of the unvested CONSOL Options, RSUs and PSUs, which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CONSOL unvested Options, RSUs and PSUs was calculated using a closing market price per share of $18.23 for CONSOL (noting that no value is listed for the Options when the strike price exceeds $18.23 and assumes target payout for the PSUs granted in 2015 and threshold payout for the PSUs granted in 2016 as to the 2017 through 2020 tranches). The value of the CNXC phantom units included in Mr. Brock’s table was calculated using a closing market price per unit of $18.25 for CNXC units. For the PSUs granted in 2014, which had a performance period ending December 31, 2016, and for the PSUs granted in 2016 with a 2016 tranche performance period ending December 31, 2016, we have not included these amounts since the performance periods, in each case, ended on December 31, 2016.
(5)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2016, Messrs. DeIuliis and Khani, pursuant to their change in control agreements, would be entitled to the continuation of medical, drug, and dental coverage for a period of 30 months and Messrs. Khani, Johnson, Brock and Dugan would each be entitled to 24 months.
(6)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control. Further, the SERP pays an unreduced benefit in the event of Incapacity Retirement or Disability, and accordingly, Messrs. DeIuliis, Khani, Johnson and Brock would receive $9,824,503, $20,365, $1,497,023 and $575,709, respectively, in such cases.
(7)	This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Khani, and Dugan would be reduced pursuant to the terms of their change in control agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:
•	Marginal federal, Pennsylvania state and FICA tax rates of 39.6%, 3.07% and 2.35%, respectively;
•	Any payments with respect to the 2015 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);
•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and
•	We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Messrs. DeIuliis and Johnson, CNX Gas, and with respect to Mr. Brock, CNXC:

•	Change in Control Agreements;

•	Stock Option Agreements;

•	RSU Agreements;

•	PSU Awards;

•	CNXC Phantom Units;

•	Supplemental Retirement Plan;

•	New Restoration Plan; and

•	Severance Pay Plan for Salaried Employees.

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Change in Control Agreements

As of December 31, 2016, Messrs. Khani, and Dugan each had change in control severance agreements with CONSOL, Messrs. DeIuliis and Johnson each had change in control severance agreements with CONSOL and CNX Gas, and Mr. Brock had change in control severance agreements with CONSOL and CNXC.

The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CONSOL change in control (as described below) (and/or, in the case of Messrs. DeIuliis and Johnson, a CNX Gas change in control (as described below), and/or, in the case of Mr. Brock, a CNXC change in control) by CONSOL (and/or by CNX Gas, in the case of Messrs. DeIuliis and Johnson, and/or, by Mr. Brock, in the case of CNXC) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson, and/or, in the case of Mr. Brock, a CNXC change in control), or is requested by a third party initiating the CONSOL change in control (and/or the CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson, and/or, in the case of Mr. Brock, a CNXC change in control) or (ii) within the two-year period after a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson, and/or, in the case of Mr. Brock, a CNXC change in control), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2016, the named executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Messrs. DeIuliis and Khani, 2.5; and for Messrs. Johnson, Brock and Dugan, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•	for a specified period (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Brock and Dugan, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•	if he would have been eligible for post-retirement medical benefits had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation (or CNX Gas or CNXC, in the case of Messrs. DeIuliis and Johnson or Brock, respectively) will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s (or CNX Gas’s or CNXC’s, in the case of Messrs. DeIuliis and Johnson or Brock, respectively) post-retirement program for so long as such coverage would have been available under such program, or the Corporation (or CNX Gas or CNXC, in the case of Messrs. DeIuliis and Johnson or Brock, respectively) will provide monthly reimbursements to him in lieu of such coverage;

•	a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Brock and Dugan, 24 months) and he contributed the maximum amount to the plan for the match;

•	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Brock and Dugan, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CONSOL change in control (and/or a CNX Gas change in control and/or a CNXC change in control, in the case of Messrs. DeIuliis and Johnson or Brock, respectively) all equity awards granted to each of the executives will become fully vested and/ or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, the executives (other than Messrs. Khani, Brock and Dugan) will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

In the case of Messrs. Khani, Brock, and Dugan, the provisions of their CIC Agreements provide that in the event that any payment or distribution by CONSOL (and/or CNXC, in the case of Mr. Brock) would constitute an “excess parachute payment” within the meaning of Section 280G, CONSOL (and/or CNXC, in the case of Mr. Brock) will limit such payments to an amount below the excess parachute payment amount, such that there will not be any excise tax on such payments.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

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No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause,” under the CIC Agreements, is a determination by the Board (or the CNX Gas Board or the Board of the general partner of CNXC (the “CNXC Board”), in the case of Messrs. DeIuliis and Johnson or Mr. Brock, respectively) that the executive has:

(a)	been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

(b)	wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas and CNXC), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas and CNXC, in the case of Messrs. DeIuliis and Johnson and Brock, respectively), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson, or CNXC, in the case of Mr. Brock).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board or CNXC Board, in the case of Messrs. DeIuliis and Johnson and Brock, respectively) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events (for purposes of this section, with respect to Messrs. DeIuliis, Johnson and Brock, where applicable, references to the “Corporation” also include the Corporation’s subsidiaries, CNX Gas and CNXC; references to the “Board” also include the CNX Gas Board and the CNXC Board; references to “shareholders of the Corporation” also include shareholders of CNX Gas and unitholders of CNXC and references to “voting stock” also include securities of CNX Gas and CNXC):

(i)	the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation (or any subsidiaries) of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

(ii)	individuals who constitute the Board as of the agreement date (or in the case of Messrs. DeIuliis and Johnson, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Messrs. DeIuliis and Johnson) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)	consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power or securities of the then outstanding shares of voting stock or securities of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

(iv)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

(v)	in the case of Messrs. DeIuliis’ and Johnson’s CIC Agreements, other than a time when CONSOL and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CONSOL change in control (as described in clauses (i) through (iv) above).

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In the case of Mr. Brock’s change in control agreement with CNXC, a “change in control” also means the occurrence of any of the following events:

•	one or more acquisitions (whether asset sale, merger, equity transfer or otherwise) by any person, other than the CNXC and its subsidiaries or the Corporation and its subsidiaries, of beneficial ownership of the assets in the PA Mining Operations segment of the Corporation (as defined in the Corporation’s Quarterly Report on Form 10-Q for the period ending September 30, 2016), which acquisition(s) transfer ownership of assets or interests comprising more than seventy-five percent (75%) of the book value of such PA Mining Operations segment on the Corporation’s books as of September 30, 2016, irrespective of the purchase price received in connection with the acquisition(s) (and for the avoidance of doubt, dropdowns of the PA Mining Operations segment by the Corporation or its subsidiaries to CNX Coal Resources GP LLC (the “General Partner”), the Corporation or any of its subsidiaries will not be considered acquisitions);

•	other than a time when the Corporation and/or its subsidiaries do not control the General Partner, a “Change in Control of CONSOL” (as such term is defined below); or

•	the Corporation fails to control (by virtue of its ownership of the voting securities of the General Partner, its ability to elect or appoint a majority of the members of the Board, by contract or otherwise), directly or indirectly, the General Partner.

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•	a material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;

•	the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas and CNXC, in the case of Messrs. DeIuliis and Johnson and Brock, respectively) or transfer of substantially all of the Corporation’s (or CNX Gas’s and CNXC’s, in the case of Messrs. DeIuliis and Johnson and Brock, respectively) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas and CNXC, in the case of Messrs. DeIuliis and Johnson and Brock, respectively) under the applicable CIC Agreement; or

•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the award agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated without cause and after a decision that such termination qualifies for special vesting treatment, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

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RSUs

All shares subject to RSU awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of certain specified termination of employment events such as “incapacity retirement” under the Pension Plan, as in effect at that time, or termination of employment by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with a special vesting event.

In addition, if employment is terminated for “cause” or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

PSU

The PSU awards also include special vesting provisions in connection with certain employment termination circumstances.

With respect to PSUs granted during 2016, in the event the named executive’s employment with the Corporation (or an affiliate) is terminated (i) on or after the date the named executive has reached the age of 62, (ii) on account of death or disability, or (iii) by action taken by the Corporation (including any affiliate) without “cause” and after a decision that such termination without cause qualifies for special vesting treatment (a “Qualifying Separation”), the named executive will be entitled to retain the PSUs and receive payment therefore, to the extent earned and payable; provided, however, that in the case of a termination on or after the named executive has reached the age of 62 or on account of disability, the named executive will only be entitled to retain a prorated portion of the PSUs determined at the end of the performance period, based on the ratio of the number of complete months that the named executive worked in the performance period.

If the named executive’s employment with the Corporation or any affiliate generally is terminated for any other reason, including by the named executive voluntarily, or by the Corporation (including any affiliate) with or without cause (other than in connection with a Qualifying Separation), the PSUs awarded to the named executive will be cancelled and forfeited.

With respect to outstanding PSUs granted prior to 2016, the termination provisions generally are the same, except that (i) there will be no Qualifying Separation and (ii) if a named executive’s employment terminates by reason of a reduction in force as specified and implemented by the Corporation prior to any payment date, the named executive will be entitled to retain the PSUs and receive payment therefore, to the extent earned and payable.

CNXC Phantom Units

In the event that a named executive’s employment with CNXC terminates for any reason (including in connection with a “change in control”), all unvested phantom units that have not vested prior to or in connection with such termination of service will automatically be forfeited by the named executive without further action.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

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CNXC 2015 Long-Term Incentive Plan Definitions

The definitions of “Cause” and “Disability” set forth in the CNXC 2015 Long-Term Incentive Plan (the “CNXC Plan”) are substantially identical to the definitions set forth in the Plan (substituting “the Corporation” for “CNXC”). With respect to the CNXC Plan, the Board of the General Partner is responsible for determining whether a finding of “Cause” exists.

Change in Control and Restrictive Covenant Provisions – CONSOL Options, RSUs, and PSUs, and CNXC Phantom Units

All CONSOL Options, RSU and PSU awards, whether or not vested, vest upon a “change in control,” which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•	any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All CONSOL Option, RSU and PSU awards, and CNXC phantom unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation (and CNXC, with respect to Mr. Brock), not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates (including, with respect to Mr. Brock, CNXC), any proprietary confidential information or trade secrets, which are unique to the Corporation (and CNXC, with respect to Mr. Brock) and not generally known to the industry or the public. In addition, upon termination with the Corporation (and/or CNXC, with respect to Mr. Brock) for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates (including, with respect to Mr. Brock, CNXC), excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates (including, with respect to Mr. Brock, CNXC).

With respect to outstanding PSUs, upon a change in control, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the change in control transaction; provided, however, that in the event of a change in control, PSUs may be settled in cash and/or securities or other property.

CNXC phantom unit awards do not, by their terms, vest upon a change in control. However, as described above, Mr. Brock’s CIC Agreement with CNXC provides that upon a CNXC change in control (as such term is defined above), all outstanding equity awards, including phantom units, will accelerate and become fully vested.

Supplemental Retirement Plan

If a participant’s employment with CONSOL or any subsidiary terminates for “cause” (which is defined in the Supplemental Retirement Plan to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

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Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•	a termination by CONSOL other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control.”

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 57 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with the Corporation and its subsidiaries in connection with a “change in control” (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan. Additionally, each participant agrees by participating in the New Restoration Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” (as defined in the Severance Pay Plan) or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CONSOL asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination.

In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CONSOL and schedule a later vacation at a time mutually agreed upon with CONSOL.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

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ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

The Audit Committee has reviewed and discussed with management of CONSOL and Ernst & Young LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2016, the audited financial statements of the Corporation for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301 – Communications with Audit Committees) relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee:

John T. Mills, Chairman
William E. Davis
Bernard Lanigan, Jr.
Edwin S. Roberson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

Independent Registered Public Accounting Firm

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2016 and December 31, 2015.

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CONSOL’s annual financial statements for the years ended December 31, 2016 and December 31, 2015 and fees for other services rendered by E&Y during those periods. The following table details the fees billed to CONSOL during 2016, excluding the fees billed to CNX Coal Resources LP and CONE Midstream Partners LP.

	2016 (E&Y Fees)	2015 (E&Y Fees)
Audit Fees	$2,518,954	$3,711,187
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$1,995	$1,995
TOTAL	$2,520,949	$3,713,182

As used in the table above, the following terms have the meanings set forth below.

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Audit Fees

The fees for professional services rendered in connection with the audit of CONSOL’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

There were no audit-related fees for tax related work for the years ended 2016 and 2015.

Tax Fees

There were no professional services for tax related work for the years ended 2016 and 2015.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for a subscription to E&Y’s GAAIT service, an electronic accounting and research tool offered by E&Y.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y in 2016 and 2015 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g., annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g., audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

Proposal No. 2	Ratification of Anticipated Appointment of Independent Auditor

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL in respect of the fiscal year ended December 31, 2017. The Audit Committee recommends that the shareholders of CONSOL ratify this anticipated appointment.

If the shareholders of CONSOL do not ratify the anticipated appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2017, this appointment will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The Board of Directors Unanimously Recommends that you vote “FOR” the Ratification of the Anticipated Appointment of Ernst & Young LLP as Independent Auditor for the Fiscal Year Ending December 31, 2017.

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Proposal No. 3	Approval of CONSOL’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 annual meeting of shareholders, our shareholders voted to conduct this advisory vote on an annual basis.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to overall corporate performance, financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 32, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2016 in more detail, including information about the fiscal year 2016 compensation paid to our named executives and how we responded to shareholder concerns.

CONSOL has a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2016, see the “Proxy Summary” on page 5. We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2016 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2016. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2016, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2016, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors Unanimously Recommends that you vote “FOR” the Compensation Paid to our Named Executives in 2016, as Disclosed in this Proxy Statement, Pursuant to the Compensation Disclosure rules of the SEC.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CONSOL ENERGY INC. EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

	Number of				Number of securities
	securities to				remaining available
	be issued upon				for future issuance
	exercise		Weighted-average		under equity
	of outstanding		exercise price of		compensation
	options,		outstanding		plans (excluding
	warrants and		options, warrants		securities reflected
	rights		and rights		in column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/16	7,319,055	(1)	$43.53	(2)	8,733,169
Equity compensation plans not approved by security holders	—		—		—
TOTAL	7,319,055	(1)	$43.53	(2)	8,733,269
(1)	Of this total, 3,793,067 shares are subject to outstanding stock options, 663,003 shares are subject to outstanding RSUs, 13,883 shares are subject to outstanding deferred stock units, 2,849,102 shares are subject to outstanding PSUs (assuming maximum payout in each case).
(2)	The weighted-average exercise price does not take into account the RSUs, deferred stock units or PSUs.

Proposal No. 4	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

In addition to providing its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives in Proposal No. 3 above, in accordance with SEC rules, the Corporation is also required to provide its shareholders with the opportunity to cast an advisory vote to determine the frequency of future advisory shareholder votes on compensation paid to our named executives. By voting on this Proposal No. 4, shareholders may indicate whether they would prefer an advisory vote on named executive compensation once every one, two or three years or abstain from voting.

After careful consideration, the Compensation Committee and the Board believe that an annual frequency (i.e., every year) is the optimal frequency for the advisory say-on-pay vote. We believe this frequency will continue to enable our shareholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to more meaningful and timely communication between the Corporation and our shareholders on the compensation of our named executives.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “1 year,” “2 years,” “3 years,” or “abstain.”

The say on frequency vote is advisory, and therefore not binding on the Corporation, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our named executives.

The Board of Directors Unanimously Recommends that you vote for a Frequency of Future Advisory votes on Executive Compensation of “EVERY YEAR”.

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Proposal No. 5	Shareholder Proposal Regarding Political Contributions

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of the State of New York (the “Comptroller”), 59 Maiden Lane, 30th Floor, New York, New York 10038. The Comptroller is the holder of 515,442 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

Resolved, that the shareholders of CONSOL Energy Inc. (“CONSOL” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct or indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of CONSOL, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, organizations, or ballot measures; direct or independent expenditures; or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court affirmed this its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available records show that CONSOL contributed at least $5.5 million in corporate funds since the 2004 election cycles. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations and “social welfare organizations” – organized under section 501(c)(4) of the IRS Code – used for political activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations.

This would bring our Company in line with a growing number of leading companies, including Noble Energy, Schlumberger Ltd. and Apache Corp., that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

END OF SHAREHOLDER PROPOSAL

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CONSOL’s Statement in Opposition to the Shareholder Proposal No. 5

Your Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Corporation or our shareholders at this time to prepare and publish a report containing the information in the form and manner requested by the proposal. The Board recommends a vote AGAINST this proposal for the following reasons:

•	The shareholders have wisely defeated similar proposals in prior years.

–	Other shareholders have made similar proposal in 2013, 2014 and 2016 relating to disclosure of political spending and our shareholders, for essentially the reasons we set forth below, overwhelmingly defeated them with only 16.5% (2013), 16.2% (2014) and 16.5% (2016) of votes cast for the proposal.

•	CONSOL needs to be an effective participant in the legislative and regulatory process.

–	CONSOL’s gas and coal businesses are subject to extensive regulation and, as discussed in our Annual Report on Form 10-K at pages 22-27, the possibility exists that additional regulations could be adopted that would adversely impact our production of, and our customers’ utilization of, gas and coal, which could adversely affect our business.

–	We believe it is the best interests of our shareholders to make corporate political contributions to candidates and political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws.

–	We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when we believe such contributions advance CONSOL’s business objectives and the interests of our shareholders, and we disclose these contributions in accordance with applicable law. Federal campaign contributions cannot be made from corporate funds, but rather can only be given from employee funds contributed to CONSOL’s corporate PAC. The PAC’s receipts and disbursements are regularly reported and disclosed on the Federal Election Commission’s (“FEC”) website.

•	CONSOL has already adopted a policy regarding the reporting of political expenditures, which includes public disclosure and the involvement of the Board of Directors.

–	CONSOL’s Board of Directors has adopted a Code of Employee Business Conduct and Ethics, a copy of which is posted on our website that applies to all employees of CONSOL. Section 9 (Political Contributions) provides that no employee shall make a contribution of CONSOL funds, property or services to any political party or committee or to any candidate except for lawful contributions to support or oppose public referenda or similar ballot issues or lawful political contributions unless they have been reviewed by appropriate officers of CONSOL, who will advise the Board.

–	In addition, CONSOL’s Corporate Responsibility Report, which has been published each of the last 5 year and copies of which are available on our website, includes a description the Company’s Contribution Policy. The Contribution Policy provides for proper corporate governance, control, oversight and procedural guidance with regard to CONSOL’s political contributions. The Corporate Responsibility Report also discloses CONSOL’s activities with respect to CONSOL’s PAC and trade associations.

–	The contributions by CONSOL’s PAC are funded entirely on a voluntary basis by CONSOL employees. The contributions and activities of CONSOL’s PAC are subject to laws and regulations by the state and federal governments, including detailed disclosure requirements. The PAC files monthly reports of receipts and disbursements with the FEC, as well as pre-election and post-election FEC reports. CONSOL’s PAC disbursements are publicly available at www.fec.gov and CONSOL’s corporate political contributions are publicly available and easily accessible on the internet from state campaign finance reporting agencies.

–	Significant public information about our contributions is already publicly available, as demonstrated by the proponent’s references to publicly available amounts of contributions made by CONSOL.

–	Our Board believes that the expanded disclosure requested in this proposal could place CONSOL at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to CONSOL also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of CONSOL and our shareholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than CONSOL alone (as the proponent requests).

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•	Political contributions are an insignificant portion of CONSOL’s revenues as well as of CONSOL’s expenditures.

–	In each of the last three fiscal years, both CONSOL’s revenues and its total expenses have been in excess of $2 billion.

–	The amount of CONSOL’s political contributions represents an insignificant portion of its total annual revenues as well as of its total annual costs.

–	In making political contributions, CONSOL is committed to complying with all applicable federal, state and local campaign finance and lobbying laws, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies.

•	CONSOL’s contribution reporting policy includes disclosure of aggregate political expenditures through trade associations.

–	We participate in certain industry trade and similar organizations with purposes that include, but are not limited to, enhancement of the public image of the gas and coal industries, education about these industries and issues which affect them and industry best practices and standards. On some occasions, one or more of these organizations may choose to exercise its right to engage in political activity.

–	While we generally support the goals of these industry trade organizations, they may also engage in legislative activity and we do not necessarily support all of their lobbying efforts or political goals. We pay dues or make contributions to these organizations which are not necessarily related to their lobbying efforts. These organizations operate independently of their members. As a result, disclosure of general contributions to such organizations may overstate our connection to their lobbying activities and may not provide our shareholders with greater understanding of our specific strategies or philosophies and, in fact, may be misleading. We continually evaluate our support of office-holders, industry groups and other associations to focus on key supporters of initiatives of value to the interests of CONSOL and our shareholders. As noted below, we have in place effective reporting and compliance procedures to ensure that our contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member.

–	Consistent with CONSOL’s contribution policy, the aggregate amount of dues to major trade associations used to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office will be published in our annual Corporate Responsibility Report. Thus, we do not believe additional disclosures requested by the Proposal are in the best interests of our shareholders.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO EXPEND CORPORATE FUNDS AND TIME TO COMPILE THE ADDITIONAL REQUESTED DISCLOSURES. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

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ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next annual meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CONSOL at our principal executive offices no later than December 6, 2017. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CONSOL as written notice no later than the close of business on February 8, 2018, nor earlier than the close of business on January 9, 2018, together with certain information specified in the Amended and Restated Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Any shareholder desiring to nominate an individual for election as a director of the Corporation must submit to the Corporate Secretary the information required by Section 2.8 of CONSOL’s Amended and Restated Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary, and (iv) the nominee’s executed irrevocable conditional resignation letter.

In addition, the Corporation may require the shareholder to provide such further information as it may reasonably request.

Additionally, the Corporation’s Bylaws provide “proxy access” rights to shareholders that provide notice to the Corporation consistent with the requirements set forth in the Bylaws (the “proxy access notice”). A summary of these procedures is as follows. As set forth in Section 2.14 of the Corporation’s Bylaws, a shareholder, or group of twenty or fewer shareholders, that (i) own at least 3% of the aggregate voting power of the outstanding shares of the Corporation entitled to vote generally for the election of directors and (ii) have owned such shares continuously for at least three years as of the date that the Corporation receives the proxy access notice and as of the record date for determining shareholders eligible to vote at the applicable annual meeting of shareholders, may nominate candidates to serve on the Board and have such candidates included in CONSOL’s proxy statement. The shareholder(s) may nominate director candidates constituting the greater of (i) two individuals or (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the proxy access notice may be delivered, consistent with the requirements set forth in the Bylaws, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in Section 2.14 of our Bylaws. To be timely, the proxy access notice must be delivered to the Secretary of the Corporation at the Corporation’s principal executive offices not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the Corporation mailed its proxy statement for the preceding year’s annual meeting of shareholders. The proxy access notice must contain the information required in our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements set forth in Sections 2.8 and 2.14 of the Corporation’s Bylaws.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. To request householding, shareholders should notify their broker or the Corporation. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL at (724) 485-4000.

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of
Directors of CONSOL Energy Inc.

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Appendix A	Reconciliation of Non-GAAP Measures

162(m) Considerations

STIC 2016

The 2016 STIC was designed to comply with Section 162(m) of the Code by including a funding pool of 2% of 2016 annual EBITDA. The 2016 EBITDA pool was $12,520,140. The 2016 STIC Plan payout was based upon a free cash flow metric. This metric for 2016 was $956,656,000. Both measures were calculated as described below under “Calculation for the 2016 Performance Period of the STIC” and the tables on the following pages.

PSUs (2014-2016)

The 2014-2016 PSU awards were designed to comply with Section 162(m) of the Code by containing objective, performance-based three-year cumulative conditions of TSR and ROCE. The TSR relative to the S&P 500 was not achieved. The actual TSR was at the 4.5 percentile which did not meet the goal of the 25th percentile for a 50% payout. The ROCE metric was achieved at 12.25% which exceeded the 7.5% threshold for a 200% payout. The ROCE goal was calculated as provided below under “Calculation for the 2014-2016 PSUs.”

Net Asset Value

Net Asset Value, or NAV, is a non-GAAP measure calculated as the value of total assets less the value of total liabilities divided by the total number of outstanding shares as of a specific date. There is no comparable GAAP measure provided in the Corporation’s financial statements and, thus, no applicable reconciliation.

Calculations of EBITDA, Free Cash Flow, and ROCE

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion, and amortization. ROCE is defined as return on capital employed.

Calculations for the 2016 Performance Period of the STIC

•	EBITDA Pool. Adjusted per Program Document (2016): The EBITDA pool of $12,520,140 for the 2016 Executive STIC was calculated as 2% of $626,007,000. The EBITDA funding pool was calculated without regard to: (i) the effect of changes in accounting principles; (ii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives; (iii) the impairment of tangible or intangible assets (pursuant to ASC 360); (iv) all gains or losses on sales of assets; and (v) any unusual or infrequent items reported in the Corporation’s earnings release.

•	Free Cash Flow Metric (2016). The free cash flow metric was calculated as Free Cash Flow = Operating Cash Flow - Capital Expenditures + Asset Sales.

Calculations for the 2014-2016 PSUs

ROCE will be calculated as a three-year average. On an annual basis, ROCE will be calculated using (A) net income plus after-tax cost of interest as the numerator (without regard to: (i) fluctuations in natural gas and coal prices from those prices used in the Board-approved profit objective; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives; (iv) the impairment of tangible or intangible assets (pursuant to ASC 360); (v) all gains or losses on sales of assets; and (vi) any extraordinary, unusual, or infrequent items reported in the Corporation’s earnings release) and (B) net assets (average of current and prior year-end balance: total assets minus total liabilities plus all interest-bearing debt) as the denominator.

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GAAP Reconciliations - EBITDA Pool and Free Cash Flow of 2016 STIC Program and ROCE Goal of the 2014-2016 PSUs

EBIT AND EBITDA TABLE DECEMBER 2014, 2015 and 2016 (000 OMITTED)

2016
Net Income (Loss)	$(839,148)
Add: Loss from Discontinued Operations	$303,183
Add: Interest Expense	$191,476
Less: Interest Income	$(1,507)
Less: Income Taxes	$10,010
Earnings (Loss) Before Interest & Taxes from Continuing Operations	$(335,986)
Loss from Discontinued Operations	$(303,183)
Add: Income Taxes from Discontinued Operations	$(173,566)
Loss Before Interest & Taxes from Discontinued Operations	$(476,749)
EARNINGS (LOSS) BEFORE INTEREST & TAXES	$(812,735)
Earnings (Loss) Before Interest & Taxes from Continuing Operations	$(335,986)
Add: Depreciation, Depletion & Amortization	$598,503
Earnings Before Interest, Taxes and DD&A	$262,517
Loss Before Interest & Taxes from Discontinued Operations	$(476,749)
Add: Depreciation, Depletion & Amortization from Discontinued Operations	$14,443
Earnings (Loss) Before Interest, Taxes and DD&A from Discontinued Operations	$(462,306)
EARNINGS (LOSS) BEFORE INTEREST, TAXES AND DD&A	$(199,789)
Less: Non-controlling Interest	$(8,954)
EARNINGS (LOSS) BEFORE INTEREST, TAXES AND DD&A ATTRIBUTABLE TO CONSOL ENERGY INC. SHAREHOLDERS	$(208,743)
Add Back : Unusual or Infrequent Items Reported in Earnings Release	406,784
Add Back: Impairment of Tangible or Intangible Assets	355,681
Add Back: Gains or Losses on Sales of Assets	72,285
ADJUSTED EBITDA FUNDING POOL	$626,007
2% of EBITDA Pool	$12,520

ROCE TABLE (000 OMITTED)

	2014	2015	2016
Total Assets	$11,401,290	$11,292,273	$10,056,941
Less: Total Current Liabilities	$(1,132,787)	$(1,416,943)	$(1,310,476)
Add: Current Portion of Debt	$5,655	$6,926	$9,325
Less: Long-Term Liabilities	$(5,100,626)	$(4,782,707)	$(4,348,127)
Add: Long-Term Portion of Debt	$3,189,928	$2,995,791	$2,755,137
AVERAGE CAPITAL EMPLOYED	$8,363,460	$8,095,340	$7,162,800
Net Income	$163,090	$(364,475)	$(839,148)
Income Tax Expense (Benefit)	$12,991	$(134,425)	$(163,556)
Effective Tax Rate	7.38%	26.94%	16.31%
Financing Costs:
Interest on Third-Party Debt	$227,219	$194,091	$185,711
All Other Financing Costs	$23,280	$17,447	$17,825
Total Financing Costs	$250,499	$211,538	$203,536
Total Financing Costs (After-Tax)	$232,018	$154,541	$170,336
Add: Adjustment for Flux in Gas Prices	$32,748	$415,402	$732,738
Add: Adjustment for Flux in Coal Prices	$123,408	$322,507	$600,877
Add: Adjustment for Reorganizations	$—	$7,760	$4,061
Add: Adjustment for Unusual, Infrequent, or Non-Recurring Items	$56,632	$306,075	$698,602
EARNINGS EXCLUDING FINANCING COSTS	$607,896	$841,810	$1,367,466
Average Capital Employed	$8,363,460	$8,095,340	$7,162,800
YTD ROCE	7.27%	10.40%	19.09%

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FREE CASH FLOW DECEMBER 2016 (000 OMITTED)

Free Cash Flow
Net Cash Provided By Operating Activities	$469,285
Capital Expenditures	$(226,820)
Proceeds From Sales of Assets	$59,902
Noble Exchange Agreement	$213,295
Net Investment in Equity Affiliates	$73,743
Capital Expenditures of Discontinued Operations	$(8,295)
Proceeds From Sale of Buchanan Mine	$403,817
Payments on Sale of Miller Creek/Fola	$(28,271)
FREE CASH FLOW	$956,656

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